                                                                   EXHIBIT 10.13

                                CREDIT AGREEMENT

         This Credit Agreement ("Agreement") is entered into as of October 30, 1995 by and among Furon Company, a California corporation ("Borrower"), Bank of America National Trust and Savings Association, a national banking association, and each other bank signatory hereto set forth on the signature pages of this Agreement and any financial institution which may hereafter execute and deliver a Commitment Assignment and Acceptance that is registered with the Agent pursuant to Section 9.8 (collectively, the "Banks" and individually, a "Bank"), and Bank of America National Trust and Savings Association, as Agent.

                                    RECITALS

         A. Borrower is party to that certain Second Amended and Restated Credit Agreement dated as of January 28, 1994, as amended, among Borrower, the banks named therein and Agent (the "Prior Credit Agreement").

         B. Borrower, the Agent and the banks under the Prior Credit Agreement desire to terminate such credit facility and concurrently enter into this Agreement on the terms and conditions set forth herein.

         In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                   DEFINITIONS, ACCOUNTING TERMS AND EXHIBITS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth respectively after each:


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         "Acquisition" means any transaction, or any series of related transactions, by which Borrower and/or any of its Subsidiaries directly or indirectly (i) acquires any going business or all or substantially all of the assets of any firm, partnership, joint venture, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or
(iii) acquires control of a 50% or more ownership interest in any partnership or joint venture.

         "Adjusted Consolidated Tangible Effective Net Worth" means Borrower's actual Consolidated Tangible Effective Net Worth as of July 29, 1995, adjusted, if the Acquisition of Fluorglas is completed, on a pro forma basis as if such Acquisition had been completed on July 29, 1995.

         "Advance" means any advance made or to be made by a Bank to Borrower as provided in Article 2.

         "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "controls (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests will be deemed to control such corporation or other Person.

         "Agent" means Bank of America National Trust and Savings Association as agent for the Banks hereunder and under the other Loan Documents, and each successor agent.


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         "Agent's Office" means Bank of America National Trust and Savings
Association, Global Agency #5596, 1455 Market Street, 13th Floor, San Francisco, California 94103, Attention: Peggy Fujimoto, or such other office as the Agent may designate in writing to Borrower and the Banks.

         "Agreement" means this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

         "Applicable Amount" means, (a) for the Pricing Period from the Closing Date through December 15, 1995, the per annum rate, expressed in basis points, indicated by the Compliance Certificate delivered on the Closing Date, and (b) for each Pricing Period thereafter, the applicable per annum rate set forth below opposite the indicated ratios as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period, as set forth in the most recently delivered Compliance Certificate:

 Level             Leverage                         Fixed            LIBOR Rate       Commitment
                    Ratio                          Charge                                Fee
                                                  Coverage
                                                    Ratio
================================================================================================
  I             less than 1.00:1                                        37.50            15.00
                                             greater than 2.00:1
-----------------------------------------                           ----------------------------
  II        greater than or equal to
          1.00:1 but less than 1.50:1                                   43.75            15.00
------------------------------------------------------------------------------------------------
 III            less than 1.50:1             less than or equal to
                                                    2.00:1              50.00            17.50
------------------------------------------------------------------------------------------------
  IV        greater than or equal to
          1.50:1 but less than 2.00:1                                   50.00            17.50
                                                     n/a
-----------------------------------------                           ----------------------------
  V         greater than or equal to
          2.00:1 but less than 2.50:1                                   62.50            20.00
-----------------------------------------                           ----------------------------
  VI        greater than or equal to
                     2.50:1                                             75.00            25.00
================================================================================================

provided that (a) if Borrower does not deliver a Compliance Certificate prior to the commencement of any Pricing Period, then until (but only until) such certificate is delivered the


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Applicable Amount for that Pricing Period shall be based on Level VI, and (b) as long as any Default or Event of Default exists the Applicable Amount shall be based on Level VI; provided, further, that if any Compliance Certificate based on preliminary Fiscal Year numbers is subsequently determined to be in error, then any resulting increase (but not decrease) in interest or fees indicated by such correction shall be made retroactively; any resulting decrease in interest or fees indicated by such correction shall be effective from the Agent's date of receipt of such revised Compliance Certificate.

         "Applicable Currency" means, as to any particular payment or Advance, Dollars or the Offshore Currency in which it is denominated or is payable.

         "Arranger" means BA Securities, Inc., a Delaware corporation.

         "Bank of America" means Bank of America National Trust and Savings Association in its capacity as a Bank.

         "Banking Day" means any Monday, Tuesday, Wednesday, Thursday, or Friday other than a day on which banks are authorized or required to be closed in California or New York and (i) with respect to disbursements and payments of LIBOR Rate Loans denominated in Dollars, a day on which dealings in dollars are carried on in the London interbank market, and (ii) with respect to any disbursements and payments in and calculations pertaining to any Offshore Currency Advance, a day on which commercial banks are open for foreign exchange business in London, England and the applicable Agent's Payment Office, and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Offshore Currency will be made or received hereunder.

         "Base Rate" means a fluctuating rate per annum equal to the higher of
(a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest publicly announced from time to time by Bank of America in San Francisco, California, as its reference rate. It is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference


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point for pricing some loans, which may be priced at, above, or below such announced rate.

         "Base Rate Loan" means a Loan made hereunder and designated as a Base Rate Loan in accordance with Section 2.3.

         "Borrower" means Furon Company, a California corporation.

         "Borrowing" means a borrowing hereunder consisting of (a) Loans of the same Type and in the same Applicable Currency made to Borrower on the same day by the Banks under Section 2, and, other than in the case of Base Rate Loans or Swing Line Advances, having the same LIBOR Period or (b) Swing Line Advances.

         "Capital Expenditure" means any expenditure (including any capitalized lease expenditure) that is considered a capital expenditure under Generally Accepted Accounting Principles, consistently applied, including without limitation, any amount that is required to be treated as a capitalized asset pursuant to Financial Accounting Standards Board Statement No. 13.

         "Cash" means all monetary items (including currency coin and bank demand deposits) that are treated as cash under Generally Accepted Accounting Principles.

         "Cash Equivalents" means, when used in connection with any Person, the Person's Investments in:


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
               (a) Government securities due within one year of the making of the Investment;

               (b) Marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

               (c) Marketable direct obligations of any State of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least Baa3 by Moody's Investors Service, Inc. or BBB- by S&P.

               (d) Readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof, in each case due within one year after the date of the making of the Investment and, on the date of such Investment, having a rating of at least Prime-2 by Moody's Investors Service, Inc. or A-2 by S&P; and

               (e) Certificates of deposit or banker's acceptances maturing within one year from the date of acquisition thereof issued by (i) commercial banks organized under the laws of the United States of America or any State thereof or the District of Columbia, each having combined capital and surplus of not less than $500,000,000; or (ii) foreign commercial banks, each having combined capital and surplus of not less than $500,000,000, and as to which Agent and/or Banks maintain a correspondent relationship.

         "Change in Control" means any transaction or series of related transactions (a) in which any Person or two or more Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of 35% or more of the common stock of Borrower, or (b) in which individuals who as of the Closing Date constitute the board of directors of Borrower (the "Incumbent Board"), cease for any reason to constitute at least a majority of the board of directors, provided that any person becoming a director subsequent to the Closing Date whose election, or nomination for election by Borrower or shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of Borrower, as contemplated in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall for the purposes of this Agreement, be considered as though such person were a member of the Incumbent Board of Borrower, or (c) constituting a "Change in Control," or other similar occurrence under documentation evidencing or governing any Indebtedness of Borrower of $15,000,000 or more which results in an obligation of Borrower to prepay, purchase, offer to purchase, redeem or defease such Indebtedness.

         "Closing Date" means, if all of the conditions precedent to the effectiveness to this Agreement have then been satisfied, October 30, 1995.

         "Commitment" means, subject to Articles 2 and 5, the amount set forth on Schedule 1.1 hereto. The initial share of the Commitment of each Bank signatory hereto is set forth in Schedule 1.1.

         "Commitment Assignment and Acceptance" means the document executed by a Bank and an assignee substantially in the form of Exhibit B.

         "Compliance Certificate" means a compliance certificate in the form of Exhibit C signed, on behalf of Borrower, by a Senior Officer of Borrower.

         "Computation Date" means (a) with respect to Borrowings of Offshore Currency Advances, the requested Borrowing date; (b) with respect to outstanding Offshore Currency Advances, the last applicable Banking Day of each month and the date of any reduction in the Commitment; and (c) with respect to the conversion or continuation of Offshore Currency Advances, the date of such conversion or continuation.


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         "Consolidated EBITDA" means, for any period for Borrower and its
Subsidiaries, an amount equal to the sum of (a) Consolidated Net Income, (b) interest expense, (c) the amount of taxes, based on or measured by income, used or included in the determination of Consolidated Net Income, (d) extraordinary losses and (e) the amount of depreciation and amortization expense deducted in determining Consolidated Net Income less (f) extraordinary gains, all determined in conformity with Generally Accepted Accounting Principles.

         "Consolidated Net Income" means, with respect to any fiscal period, the consolidated net income of Borrower and its consolidated Subsidiaries for that period, determined in accordance with Generally Accepted Accounting Principles consistently applied.

         "Consolidated Tangible Effective Net Worth" means, as at the end of each fiscal year, Shareholders' Equity minus intangible assets (as determined in accordance with Generally Accepted Accounting Principles).

         "Conversion/Continuation Date" means any date on which, under Section 2.4, Borrower (a) converts Loans of one Type to another Type, or (b) maintains as Loans of the same Type, but with a new LIBOR Period, Loans having LIBOR Periods expiring on such date.

         "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

         "Default" means any event that, with the giving of notice or passage of time or both, would be an Event of Default.

         "Default Rate" means the interest rate described in Section 3.9.

         "Designated Deposit Account" means a deposit account to be maintained by Borrower with Bank of America, as from time to time designated by Borrower by written notification to Bank of America.

         "Distribution" means, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any Dividend in Cash or in Property (other than common stock of such Person) on or with respect to any such security, (c) any Investment by such Person in the holder of any such security, and (d) any other payment by such Person constituting a distribution under applicable Laws with respect to such security.

         "Disposition" means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of Borrower or any of its Subsidiaries.

         "Dividend" means, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by a Person, the declaration or (without duplication) payment by such Person of any dividend in Cash or Property (including common stock) on or with respect to any such security.

         "Dollars" means the national currency of the United States of America.

         "Dollar Equivalent" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars on the basis of the Spot Rate for the delivery of such Offshore Currency on the most recent Computation Date therefor.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

         "Events of Default" has the meaning set forth for that term in Section 7.1.


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
         "Expiration Date" means the earlier to occur of: (a) October 31, 2000; and (b) the date on which the Commitment terminates in accordance with the provisions of this Agreement.

         "Federal Funds Rate" means the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day of determination (or if such day of determination is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transaction received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Fiscal Year" means the 52 or 53 week fiscal periods of Borrower, ending always on either the last Saturday of January or on the first Saturday of February, generally the Saturday nearest to each January 31.

         "Fixed Charge Coverage Ratio" means, at the end of each Fiscal Year for the preceding Fiscal Year just ended, and at the end of each quarter of each Fiscal Year for the preceding four fiscal quarters, for Borrower and its consolidated Subsidiaries, the ratio of (a) Consolidated EBITDA for such period plus rental expense during such period minus Capital Expenditures during such period to (b) the amount of scheduled principal payments to be made on any outstanding Indebtedness of Borrower within the next four fiscal quarters plus interest expense for such period plus rental expense for such period.

         "Funded Debt" means, at any date, all Indebtedness for borrowed money of Borrower and its consolidated Subsidiaries.

         "FX Trading Office" means the Foreign Exchange Trading Center #5193, San Francisco, California, of Bank of America, or such other of Bank of America's offices as Bank of America may designate from time to time.

         "Generally Accepted Accounting Principles" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession. The term "consistently applied," as used in connection therewith, means that the accounting principles applied as at any dates and for any periods are either (i) consistent in all material respects with those applied to the consolidated financial statements of Borrower as at January 28, 1995, and for the fiscal period then ended or (ii) not so consistent but the inconsistency is disclosed in a report on such financial statements, or prior financial statements, by a firm of independent certified public accountants and the report states that such firm concurs in the change of accounting principles applied thereto.

         "Governmental Agency" means (a) any federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, (c) any court or administrative tribunal, or
(d) any arbitration tribunal or other nongovernmental authority to whose jurisdiction a Person has consented, in each case whether of the United States of America or any other nation.

         "Hostile Acquisition" means any Acquisition, or any agreement by Borrower to make any Acquisition of any corporation or other business entity whose board of directors or comparable group has notified Borrower that it opposes such Acquisition.

         "Indebtedness" means all obligations, contingent and otherwise, that in accordance with Generally Accepted Accounting Principles should be classified upon the obligor's balance sheet as liabilities; provided that Indebtedness of any Person shall not include any particular Indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with the proper depository, in trust, money (or evidences of such Indebtedness as permitted by the instrument creating such Indebtedness) in the necessary amount to pay, redeem or satisfy such Indebtedness.


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
         "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of loan, advance, capital contribution, guaranty, or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership or joint venture interest of such Person.

         "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, codes, ordinances, rules, regulations and precedents of any court or other Governmental Agency.

         "Level" means Level I, Level II, Level III, Level IV, Level V or Level VI, as determined by reference to the definition of "Applicable Amount."

         "Leverage Ratio" means, as of any date of determination, the ratio of Borrower's Funded Debt as of such date to Consolidated EBITDA for the four fiscal quarters ending on such date.

         "LIBOR Period" means, as to each LIBOR Rate Loan, the period commencing on the date specified by Borrower pursuant to the applicable Request for Loan and ending 1, 2, 3 or 6 months thereafter, as specified by Borrower in the applicable Request for Loan, provided that:

               (a) The first day in any LIBOR Period shall be a Banking Day;

               (b) Any LIBOR Period that would otherwise end on a day that is not a Banking Day shall be extended to the next succeeding Banking Day unless such Banking Day falls in another calendar month, in which case such LIBOR Period shall end on the next preceding Banking Day; and

               (c) No LIBOR Period shall extend beyond the Expiration Date.

         "LIBOR Rate" means, with respect to any LIBOR Rate Loan, the average of the rates per annum (determined by the Agent and rounded upward to the nearest 1/100 of 1%) at which deposits in the Applicable Currency are offered to the Reference Bank in the London interbank market at approximately 11:00 a.m., London time, two Banking Days before the first day of the applicable LIBOR Period in an aggregate amount, approximately equal to the amount of each such Reference Bank's portion of such LIBOR Rate Loan and for a period of time comparable to the number of days in the applicable LIBOR Period. The determination of the LIBOR Rate by Agent shall be conclusive in the absence of manifest error.

         "LIBOR Rate Loan" means an Advance made hereunder and designated as a LIBOR Rate Loan in accordance with Section 2.3, and may be a LIBOR Rate Loan denominated in Dollars or in an Offshore Currency.

         "Lien" means any mortgage, chattel mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind, affecting any Property, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or comparable document under the Uniform Commercial Code or comparable Law of any jurisdiction.

         "Loan" or "Loans" means the Advances to be made by the Banks to Borrower pursuant to this Agreement. Loans may be a Base Rate Loan or a LIBOR Rate Loan (each, a "Type" of Loan).

         "Loan Documents" means, collectively, this Agreement, the Notes, any Compliance Certificate, the Swing Line Documents and any other certificates, documents or agreements of any type or nature heretofore or hereafter executed or delivered by Borrower to Agent or Banks in any way relating to or in furtherance of this Agreement either as originally executed or as the same may from time to time be supplemented, modified, amended or extended.

         "Majority Banks" means Banks holding 66 2/3% of the aggregate principal amount outstanding hereunder, or, if no amounts are outstanding, Banks holding 66 2/3% of the Commitment.

         "Minimum Tranche" means, in respect of Advances comprising part of the same Borrowing, or to be converted or continued under Section 2.4, (a) in the case of Advances other than Swing Line

Advances, $5,000,000 or any multiple of $1,000,000 in excess thereof, (b) in the case of Swing Line Advances, $1,000,000 or any amount in excess thereof and (c) in the case of Offshore Currency Advances, 10,000 units of the Applicable Currency, or multiples thereof, having a Dollar Equivalent of not less than $5,000,000 and multiples of 10,000 units of the Applicable Currency in excess thereof.

         "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

         "Net Cash Proceeds" means, with respect to any Disposition, (a) the gross cash proceeds received by Borrower or its Subsidiaries upon such Disposition, (b) the gross cash installments paid to Borrower or its Subsidiaries by an obligor on any promissory note or other instrument or security received upon such Disposition, and (c) the gross cash consideration received by Borrower or its Subsidiaries upon the sale or other disposition of property received by Borrower or its Subsidiaries upon such Disposition, minus in each case (y) the actual expenses of such Disposition paid or payable by Borrower or its Subsidiaries in connection with such Disposition and (z) the present value of the amount of taxes on or measured by income estimated by Borrower to be payable in connection with such Disposition, which estimate is reasonably acceptable to the Banks.

         "Note" means a promissory note substantially in the form of Exhibit A evidencing the Advances made by each Bank (and any promissory note that may be issued in substitution, renewal, extension or exchange therefor) with all blanks properly filled in, and executed by Borrower in favor of each Bank requesting a Note, either as originally executed or as the same may from time to time be supplemented, replaced, modified, amended, renewed, extended, increased or refinanced.

         "Obligations" means all present or future obligations of every kind or nature whatsoever of Borrower at any time or from time to time owed under the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, and includes obligations of performance as well as obligations of payment.

         "Offshore Currency" means at any time English pounds sterling, Deutsche Marks, Japanese yen and any other freely available currency approved by the Majority Banks that is traded in the London foreign exchange market and for which Bank of America can determine a Spot Rate.

         "Offshore Currency Advance" means any LIBOR Rate Loan denominated in an Offshore Currency.

         "Offshore Currency Limit" means, as to all Offshore Currencies, an amount of Offshore Currencies, the Dollar Equivalent of which is $30,000,000.

         "Overnight Rate" means, for any day, the rate of interest per annum at which overnight deposits in the Applicable Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Bank of America's London Branch to major banks in the London or other applicable offshore interbank market.

         "Party" means any Person other than the Agent and the Banks, which now or hereafter is a party to any of the Loan Documents.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor established under ERISA.

         "Person" means any entity, whether an individual, trustee, corporation, partnership, joint stock company, trust, unincorporated organization, bank, business association or firm, joint venture, Governmental Agency or otherwise.

         "Plan" means any employee benefit plan subject to ERISA and maintained by Borrower or any of its Subsidiaries or to which Borrower or any of its Subsidiaries is required to contribute on behalf of its employees.

         "Pricing Period" means (a) the period commencing on the Closing Date and ending on December 15, 1995, and (b) the period commencing on each December 16 and ending on the next following March 15, (c) the period commencing on each March 16 and ending on the next following June 15, (d) the period commencing on each

June 16 and ending on the next following September 15 and (e) the period commencing on each September 16 and ending on the next following December 15.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Quarterly Payment Date" means each February 28, May 29, August 29, and November 29; provided, however, that the last Quarterly Payment Date for Advances shall be the Expiration Date.

         "Reference Bank" means Bank of America National Trust and Savings Association.

         "Regulation D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substance substituted therefor.

         "Regulatory Development" means any or all of the following: (a) any change in any applicable law or the interpretation thereof by any Governmental Agency (whether or not having the force of Law); (b) the application of any existing applicable law or the interpretation thereof by any Governmental Agency (whether or not having the force of Law); and (c) compliance by any Bank with any request or directive (whether or not having the force of Law) of any Governmental Agency or central bank.

         "Request for Loan" means a request for an Advance signed by a Responsible Official of Borrower, substantially in the form of Exhibit D.

         "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, any Law or any judgment, award, decree, writ or determination of, or any consent or similar agreement with a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

         "Responsible Official" means, (a) when used with reference to Borrower, any corporate officer thereof, and (b) when used with reference to any other Person, any officer or general partner or any other responsible official thereof. Except as otherwise specifically provided herein, any requirement that any document or certificate be signed or executed by any Person requires that such document or certificate be signed or executed by a Responsible Official of such Person, and that such Responsible official signing or executing such document or certificate on behalf of such Person shall be authorized to do so.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

         "Same Day Funds" means (i) with respect to disbursements and payments in Dollars, immediately available funds, and (ii) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

         "Senior Officer" means the (a) chief executive officer, (b) chief operating officer, (c) chief financial officer, (d) controller, (e) any executive vice president, (f) treasurer or (g) general counsel, in each case whatever the title nomenclature may be, of the Person designated.

         "Shareholders' Equity" means, as of any date of determination, shareholders' equity in Borrower and its consolidated Subsidiaries as of that date determined in accordance with Generally Accepted Accounting Principles; provided that there shall be excluded from Shareholders' Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.

         "Special LIBOR Circumstance" means the application or adoption of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by a Bank with any request or directive

(whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the London interbank market generally that are beyond the reasonable control of the Bank.

         "Spot Rate" for a currency means the rate quoted by Bank of America at approximately 8:00 a.m. (San Francisco time) on the date two Banking Days prior to the Computation Date as the spot rate for purchase by Bank of America of such currency with another currency through its FX Trading Office as of the Computation Date.

         "Subordinated Obligations" means any Indebtedness of Borrower which (a) is subordinated to the Obligations, (b) the terms of which are in form, substance and amount substantially the same as the terms of the Indenture dated as of January 15, 1986, pursuant to which Borrower issued $25,000,000 in principal amount of 8% Convertible Subordinated Debentures due 2011 (none of which debentures remains outstanding), (c) has subordination provisions consistent with current market conventions for similar indebtedness at the time of issuance, and (d) has been approved by Majority Banks as being in compliance with clauses (b) and (c) above.

         "Subsidiary" means any corporation of which more than 50% of the outstanding securities of any class or classes (however designated) having ordinary voting power to elect directors of the corporation (other than securities having the power only by reason of the happening of a contingency) is at the time owned by any Person and/or one or more than one other Subsidiary of such Person.

         "Swing Line" means the revolving line of credit established by the Swing Line Bank in favor of Borrower pursuant to Section 2.5.

         "Swing Line Advances" means advances made by the Swing Line Bank to Borrower pursuant to Section 2.5.

         "Swing Line Bank" means Bank of America.

         "Swing Line Documents" means any promissory note and any other documents executed by Borrower as requested by the Swing Line Bank from time to time in favor of the Swing Line Bank in connection with the Swing Line.

         "Swing Line Outstandings" means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Advances then outstanding.

         "Type" has the meaning specified in the definition of "Loan."

         1.2 Use of Defined Term. Except as otherwise expressly provided herein, any defined terms used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

         1.3 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with Generally Accepted Accounting Principles, applied on a consistent basis.

         1.4 Exhibits and Schedules. All exhibits and schedules to this Agreement, either as now existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

         1.5 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

         1.6 Currency Equivalents Generally. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto or the calculation of any financial covenant), the equivalent in any Offshore

Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate for delivery of such Offshore Currency on the applicable Computation Date.

                                    ARTICLE 2
                                      LOANS

    2.1 General Provisions.

               (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date to the Expiration Date, each Bank shall, pro rata according to its pro rata share of the Commitment then in effect make Advances to Borrower in such amounts as Borrower may request in an aggregate amount outstanding at any one time not to exceed the Commitment. Until the Expiration Date, Borrower may borrow and repay Advances in whole or in part, and reborrow, all in accordance with the terms hereof.

               (b) No new Advances shall be made under the Commitment if (i) the aggregate amount of such Advances and of all Advances previously made and then outstanding shall exceed the Commitment or (ii) the aggregate amount of all outstanding Offshore Currency Advances shall on any Computation Date exceed the Offshore Currency Limit.

         2.2 Loan Accounts. (a) The Advances made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank in the ordinary course of business. The accounts or records maintained by each Bank shall be presumptive evidence of the amount of the Advances made by the Banks to Borrower, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit, increase or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Advances.

               (b) Upon the request of any Bank made through the Agent, the Advances made by such Bank may be evidenced by one or more Notes, instead of loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Advance made by it and the amount of each payment of principal made by Borrower with respect thereto. Each such Bank is irrevocably authorized by Borrower to endorse its Note(s) and each Bank's record shall be presumptive evidence of the amount owing; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Advance shall not limit, increase or otherwise affect the obligations of Borrower hereunder or under any such Note to such Bank.

               (c) The Swing Line Advances shall be evidenced by one or more loan accounts maintained by the Swing Line Bank in the ordinary course of business, and such accounts shall be presumptive evidence of the principal amount owing under the Swing Line. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to Swing Line Advances; provided, however, that the Swing Line Bank may request Borrower to execute and deliver a promissory note to evidence the Swing Line Advances, and Borrower agrees to execute and deliver such a promissory note, and such other Swing Line Documents as the Swing Line Bank may from time to time reasonably request.

         2.3 Procedure for Borrowing. (a) Each Borrowing shall be made upon Borrower's irrevocable (except as set forth herein) telephonic notice (in each case confirmed immediately by delivery of a Request for Loan) received by the Agent prior to 9:00 a.m. (San Francisco time) (i) four Banking Days prior to the requested Borrowing date, in the case of Offshore Currency Advances; (ii) three Banking Days prior to the requested Borrowing date, in the case of LIBOR Rate Loans denominated in Dollars; and (iii) one Banking Day prior to the requested Borrowing date, in the case of Base Rate Loans, specifying: (A) the amount of the Borrowing, which shall be in an aggregate amount not less than the Minimum Tranche; (B) the requested Borrowing date, which shall be a Banking Day; (C) the Type of Advances comprising the Borrowing; (D) the duration of the LIBOR Period applicable to such Advances included in such notice; if the Request for Loan fails to specify the duration of the LIBOR Period for any Borrowing comprised of LIBOR Rate Loans, such LIBOR Period shall be one month; and (E) in the case of a Borrowing comprised of Offshore Currency Advances, the Applicable Currency.

               (b) The Dollar Equivalent amount of any Borrowing in an Offshore Currency will be determined by the Agent for such Borrowing as of the Computation Date therefor determined in accordance with the definition thereof. Upon receipt of the Request for Loan, the Agent will promptly notify each Bank thereof and of the amount of such Bank's pro rata share of the Borrowing. In the case of a Borrowing comprised of Offshore Currency Advances, such notice will provide the amount of each Bank's pro rata share of the Borrowing, and the Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Request for Loan, promptly notify each Bank of the exact Dollar Equivalent of such Bank's pro rata share of the Borrowing.

               (c) In the case of a proposed Borrowing comprised of Offshore Currency Advances, the Banks shall be under no obligation to make such Offshore Currency Advances if the Agent has received notice from any of the Banks by 12:00 noon (San Francisco time) four Banking Days prior to the day of such Borrowing that such Bank cannot provide Loans in the requested Offshore Currency. The Agent shall promptly notify the Banks and Borrower of such notice. Borrower may withdraw such Request for Loan by notifying the Agent not later than 8:00 a.m. (San Francisco time) one Banking Day prior to the requested date of such Borrowing. If Borrower does not so withdraw such Request for Loan, such Request for Loan shall be deemed to be requesting a Borrowing in Dollars comprised of Base Rate Loans in an amount equal to the Dollar Equivalent amount of the Borrowing originally requested in such Request for Loan.

               (d) Each Bank will make the amount of its pro rata share of each Borrowing available to the Agent for the account of Borrower at the Agent's Payment Office on the Borrowing date requested by Borrower in Same Day Funds and in the requested currency (i) in the case of a Borrowing comprised of Advances in Dollars, by 10:00 a.m. (San Francisco time) and (ii) in the case of a Borrowing comprised of Offshore Currency Advances, by such time as the Agent may reasonably specify, but in no event later than 11:00 a.m. (San Francisco time) on the date of Borrowing. The proceeds of all such Advances will then be made available to Borrower by the Agent at such office by crediting the account of

Borrower on the books of Bank of America with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

               (e) If any Bank shall not have made its full amount available to the Agent and the Agent in such circumstances has made available to Borrower such amount, that Bank shall within one Banking Day following the Borrowing date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A certificate of the Agent submitted to any Bank with respect to amounts owing under this Section 2.9 shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the Borrowing date for all purposes of this Agreement. If such amount is not made available to the Agent within one Banking Day following the Borrowing date, the Agent shall notify Borrower of such failure to fund and, upon demand by the Agent, Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances comprising such Borrowing.

              (f) After giving effect to any Borrowing, there may not be more than 10 different LIBOR Periods in effect.

       2.4 Conversion and Continuation Elections. (a) Borrower may, upon delivery of notice in accordance with Section 2.4(b): (i) elect, as of any Banking Day, in the case of Base Rate Loans, or as of the last day of the applicable LIBOR Period, in the case of any LIBOR Rate Loans denominated in Dollars, to convert any such Loans (or any part thereof in an amount not less than the Minimum Tranche) into Loans in Dollars of any other Type; or (ii) elect, as of the last day of the applicable LIBOR Period, to continue any Loans having LIBOR Periods expiring on such day (or any part thereof in an amount not less than the Minimum Tranche); provided, that if at any time the aggregate amount of LIBOR Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than the Minimum Tranche, such LIBOR Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of Borrower to continue such Loans as, and convert such

Loans into, LIBOR Rate Loans shall terminate, unless there are additional Loans sufficient to equal the Minimum Tranche.

               (b) Borrower shall deliver irrevocable (except as set forth herein) telephonic notice (in each case confirmed immediately by delivery of a Notice of Conversion/Continuation) received by the Agent not later than 9:00 a.m. (San Francisco time) at least (i) three Banking Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBOR Rate Loans denominated in Dollars; (ii) four Banking Days in advance of the continuation date, if the Loans are to be continued as Offshore Currency Advances; and (iii) one Banking Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount and Applicable Currency of Loans to be converted or continued; (C) the Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested LIBOR Period.

               (c) If upon the expiration of any LIBOR Period applicable to LIBOR Rate Loans in Dollars, Borrower has failed to select timely a new LIBOR Period to be applicable to such LIBOR Rate Loans, as the case may be, or if any Event of Default then exists, Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such LIBOR Period. If Borrower has failed to select a new LIBOR Period to be applicable to Offshore Currency Advances prior to 8:00 a.m. on the fourth Banking Day in advance of the expiration date of the current LIBOR Period applicable thereto as provided in Section 2.4(b), or if any Event of Default shall then exist, subject to the provisions of Section 2.4(d), Borrower shall be deemed to have elected to continue such Offshore Currency Advances on the basis of a one month LIBOR Period.

               (d) In the case of a proposed continuation of Offshore Currency Advances, the Banks shall be under no obligation to continue such Offshore Currency Advances if the Agent has received notice from any of the Banks by 12:00 Noon (San Francisco time) four Banking Days prior to the day of such continuation that such Bank cannot continue to provide Loans in the relevant Offshore Currency. The Agent shall promptly notify the Banks and Borrower of such notice and such Notice of Continuation/Conversion shall be deemed withdrawn, and such Offshore Currency Advance shall be due and payable at the end of the LIBOR Period thereof.

               (e) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by Borrower, the Agent will promptly notify each Bank of the details of any automatic conversion or continuation. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

               (f) Unless the Majority Banks otherwise agree, during the existence of an Event of Default, Borrower may not elect to have any Advance converted into or continued as a LIBOR Rate Loan in Dollars or an Offshore Currency Advance, and all such Advances shall be converted into Base Rate Loans in an amount equal to the Dollar Equivalent of such Advances on the last day of the LIBOR Interest Period of such Advances.

               (g) After giving effect to any conversion or continuation of Loans, there may not be more than 10 different LIBOR Periods in effect.

       2.5     The Swing Line.

               (a) Availability. The Swing Line Bank shall from time to time through the day prior to the Final Maturity Date make Swing Line Advances in Dollars to Borrower in such amounts as Borrower may request, provided that (i) giving effect to such Swing Line Advance, the Swing Line Outstandings shall not exceed $5,000,000 and the aggregate amount of all Advances shall not exceed the Commitment, (ii) without the consent of the Majority Banks, no Swing Line Advance may be made during the existence of a Default or an Event of Default, and (iii) the Swing Line Bank may at any time in its sole discretion, upon at least two Banking Days' prior notice to Borrower, suspend or terminate availability under the Swing Line. Subject to the foregoing, Borrower may borrow, repay and reborrow under this Section. The Swing Line Bank shall promptly notify the Agent of the Swing Line Advance Outstandings each time there is a change therein.

              (b) Borrowings. Unless notified to the contrary by the Swing Line Bank, Borrowings under the Swing Line may be made in an amount not less than the Minimum Tranche upon telephonic request made to the Swing Line Bank not later than 3:00 p.m., San Francisco time, on the Business Day of the requested Borrowing (which telephonic request shall be promptly confirmed in writing by a Responsible Official of Borrower by telecopier with telephonic notice to the Agent). Promptly after receipt of such a request for borrowing, the Swing Line Bank shall obtain telephonic verification from the Agent that, giving effect to such request, availability for Advances will exist under Section 2.1 (and such verification shall be promptly confirmed in writing by telecopier).

              (c) Repayments. Unless notified to the contrary by the Swing Line Bank, each repayment of a Swing Line Advance shall be in an amount which is an integral multiple of $1,000,000. If Borrower instructs the Swing Line Bank to debit its demand deposit account at the Swing Line Bank in the amount of any payment with respect to a Swing Line Advance, or the Swing Line Bank otherwise receives repayment, after 3:00 p.m., San Francisco time, on a Business Day, such payment shall be deemed received on the next Business Day.

              (d) Mandatory Repayments. In the event that there are Swing Line Outstandings on five (5) consecutive Business Days, then on the next Business Day (unless Borrower has made other arrangements acceptable to the Swing Line Bank to reduce the Swing Line Outstandings to zero), Borrower shall request an Advance pursuant to Section 2.3 in an amount complying with Section 2.1 and sufficient to reduce the Swing Line Outstandings to zero. The Agent shall automatically provide such amount directly to the Swing Line Bank (which the Swing Line Bank shall then apply to the Swing Line Outstandings) and credit any balance of the Advance in immediately available funds as provided in Section 2.3(d). In the event that Borrower fails to request a Advance within the time specified by Section 2.3 on any such date, the Agent may, but is not required to, without notice to or the consent of Borrower, cause Advances to be made by the Banks under the Commitment in the amount necessary to comply with Section 2.1 and sufficient to reduce the Swing Line Outstandings to zero and, for this purpose, the conditions precedent set forth in Sections 6.1 and 6.2 shall not apply. The proceeds of such Advances shall be paid to the Swing Line Bank for application to the Swing Line Outstandings.

              (e) Purchase of Participations. Upon the making of a Swing Line Advance, each Bank shall be deemed to have purchased from the Swing Line Bank a participation therein in an amount equal to that Bank's pro rata share of the Commitment multiplied by the amount of the Swing Line Advance. Upon demand made by the Swing Line Bank, each Bank shall, according to its pro rata share of the Commitment, promptly provide to the Swing Line Bank its purchase price therefor in an amount equal to its participation therein. The obligation of each Bank to so provide its purchase price to the Swing Line Bank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.

       2.6    Commitment Reductions.

              (a) Scheduled Reductions. The Commitment, and each Bank's pro rata share thereof, shall automatically reduce on each October 31 and April 30 to an amount not exceeding the amount shown opposite each date, commencing on October 31, 1998 until the Expiration Date, on which date all amounts outstanding under the Commitment shall be due and payable in full, as follows:

                                                             Maximum
                   Scheduled                                Remaining
                Reduction Dates                             Commitment
               ----------------                             -----------
               October 31, 1998                             $93,750,000
               April 30, 1999                                87,500,000
               October 31, 1999                              81,250,000
               April 30, 2000                                75,000,000
               October 31, 2000                                   0

If, after giving effect to any of the foregoing reductions, the aggregate amount of all Loans outstanding exceeds the Commitment, Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Loans in an aggregate amount equal to such excess in accordance with Section 2.6(d).

              (b) Dispositions. The Commitment, and each Bank's pro rata share thereof, shall automatically reduce by an amount equal to the Net Cash Proceeds received by Borrower or any of its Subsidiaries from Dispositions in excess of $7,500,000 in the aggregate in any four-quarter period. Such reduction shall be effective 12 months after the receipt of such Net Cash Proceeds; provided, however, that no reduction shall be required to the extent any of such excess Net Cash Proceeds are used to make permitted Acquisitions or Capital Expenditures hereunder within 12 months after the receipt of such Net Cash Proceeds. If, after giving effect to any of the foregoing reductions, the aggregate amount of all Loans outstanding exceeds the Commitment, Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Loans in an aggregate amount equal to such excess in accordance with Section 2.6(d).

              (c) Optional Reductions of Commitment. Subject to the provisions of Section 2.6(d) hereof, Borrower shall have the right, without premium or penalty, at any time and from time to time prior to the Expiration Date, upon at least three (3) Banking Days prior written notice to Agent at Agent's Office, to reduce permanently and irrevocably the Commitment in aggregate principal amounts of not less than $5,000,000 or any integral multiple of $1,000,000 in excess thereof, or to terminate the undisbursed portion of the Commitment. Each optional reduction of the Commitment shall be applied in the order of occurrence of scheduled reductions of the Commitment.

              (d) Prepayments if Loans Exceed Commitment. If, after giving effect to any of the foregoing reductions, the aggregate amount of all Loans outstanding exceeds the Commitment, Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Loans in an aggregate amount equal to such excess. If Borrower intends to prepay Offshore Currency Advances, the Agent will, upon Borrower's request, calculate the Dollar Equivalent thereof as of the reduction date.

Each prepayment of principal shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid and, in any event, any payment or prepayment of all or any part of any LIBOR Rate Loan on a day other than the last day of the applicable LIBOR Period shall be subject to
Section 3.8. All accrued commitment fees to, but not including, the effective date of each reduction shall be paid on the effective date of such reduction.

         2.7 Prepayments. (a) Subject to Section 3.8, if on any Computation Date the Agent shall have determined that the aggregate amount of all Loans exceeds the Commitment due to a change in the Spot Rate, the Agent shall give notice to Borrower, and Borrower shall thereupon prepay the outstanding principal amount of the Loans in an aggregate amount equal to such excess in accordance with
Section 2.6(d).

              (b) Subject to Section 3.8, Borrower may, at any time or from time to time, ratably prepay Loans in whole or in part, in minimum Dollar Equivalent amounts of the Minimum Tranche. Borrower shall deliver a notice of prepayment to be received by the Agent not later than 10:00 a.m. (San Francisco time) (i) at least four Banking Days in advance of the prepayment date if the Loans to be prepaid are Offshore Currency Advances, (ii) at least three Banking Days in advance of the prepayment date if the Loans to be prepaid are LIBOR Rate Loans denominated in Dollars, and (iii) no later than the prepayment date if the Loans to be prepaid are Base Rate Loans. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans, LIBOR Rate Loans, or any combination thereof, and the Applicable Currency. Such notice shall not thereafter be revocable by Borrower and the Agent will promptly notify each Bank thereof and of such Bank's pro rata share of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount of any LIBOR Rate Loans prepaid and any amounts required pursuant to Section 3.8. Any Commitment reductions shall be applied against remaining scheduled Commitment reductions as designated by Borrower.

         2.8 Loan Proceeds. The Advances shall be applied by Borrower to pay all amounts owing under the Prior Credit Agreement, to general working capital purposes, and to finance non-Hostile Acquisitions.

         2.9 Involuntary Termination of Commitment Upon Change In Control. Upon the occurrence of a Change in Control, the Commitment hereunder shall terminate unless Borrower requests by written notice to the Agent that the Banks approve a waiver of this provision and the Banks unanimously approve such waiver in writing. In the event of a Change in Control which has not been approved by the board of directors of Borrower, the Banks shall have the right to determine in their sole discretion that none or only a portion of the Commitment shall be terminated and become due and payable. In the event of a Change in Control which has been approved by the board of directors of Borrower, the Banks shall have the right to determine in their reasonable judgment that none or only a portion of the Commitment shall be terminated and become due and payable hereunder. No waiver of this provision shall be effective unless approved by all of the Banks in writing.

                                    ARTICLE 3
                                 PAYMENTS; FEES

         3.1 Principal and Interest.

              (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full and shall accrue and be payable at the rates set forth herein, before and after default, before and after maturity, before and after any judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate to the extent permitted by applicable Laws.

              (b) Subject to the terms and conditions of this Agreement, Borrower may, by delivering to the Agent a Request for Loan in accordance with the terms of this Agreement, from time to time request that outstanding Advances bear interest calculated based either on the Base Rate or the LIBOR Rate. If Borrower shall fail to deliver a Request for Loan in accordance with the terms hereof prior to the expiration of a LIBOR Period, Borrower shall be deemed to have requested that the relevant Advance shall be converted to an Advance bearing interest calculated based on the Base Rate as of such date.

              (c) Interest accrued on each Base Rate Loan shall be due and payable on each Quarterly Payment Date and on the Expiration Date.

              (d) LIBOR Rate Loans shall bear interest at the relevant rate calculated based on the LIBOR Rate from the first day of the relevant LIBOR Period until but not including the last day of the LIBOR Period therefor. Interest accrued on each LIBOR Rate Loan which is for a term of three (3) months or less shall be due and payable on the last day of the related LIBOR Period. Interest accrued on each other LIBOR Rate Loan shall be due and payable on the date which is three months after the date such LIBOR Rate Loan was made and on the last day of the related LIBOR Period. Except as otherwise provided in
Section 3.9, the unpaid principal amount of any LIBOR Rate Loan shall bear interest at a rate per annum as set forth below in Section 3.1(f).

              (e) Interest accrued on each Swing Line Loan shall be due and payable on such dates, not more frequently than monthly, as may be specified by the Swing Line Bank and in any event on the Expiration Date. The Swing Line Bank shall be responsible for invoicing Borrower for such interest. The interest payable on Swing Line Advances is solely for the account of the Swing Line Bank.

              (f) Except as otherwise provided in Section 3.9, Advances shall bear interest on a per annum basis as follows:

                     (i) Base Rate Loans shall bear interest at the Base Rate;

                    (ii) LIBOR Rate Loans shall bear interest at the LIBOR Rate plus the Applicable Amount; and

                   (iii) Swing Line Loans shall bear interest at the Base Rate.

         3.2 Fees.

              (a) Agent's and Arranger's Fees. Borrower agrees to pay to the Agent and the Arranger, for their own accounts, the fees referred to in the letter agreement dated October 17, 1995 between Borrower, Bank of America and the Arranger.

              (b) Participation Fee. Borrower agrees to pay to the Agent, for the account of each Bank, a fee equal to .0625% of each Bank's final allocated pro rata share of the Commitment hereunder.

              (c) Commitment Fee. From the Closing Date until but not including the Expiration Date, Borrower shall pay to the Agent, for the account of each Bank pro rata according to that Bank's pro rata share of the Commitment, a commitment fee on the average daily amount by which the Commitment exceeds Advances outstanding under the Commitment; provided, however, that Swing Line Advances shall not be considered usage. Such fee shall equal a rate per annum equal to the Applicable Amount. The commitment fee shall accrue daily and be payable quarterly in arrears on each Quarterly Payment Date. The Agent shall calculate the basic commitment fee and the amount thereof allocable to each Bank according to that Bank's pro rata share of the Commitment and shall notify Borrower in writing of such amounts. The amount of each commitment fee received by the Agent for the account of a Bank shall be promptly paid by the Agent to that Bank in immediately available funds.

         3.3 Increased Commitment Costs. Upon reasonable notice from any Bank (with a copy to the Agent), Borrower forthwith shall reimburse such Bank for any increase in the costs of such Bank relating to any fees, premiums, assessments, charges and/or reserve requirements imposed or requested subsequent to the Closing Date by any Governmental Agency (whether or not having the force of Law) against credit commitments of such Bank that is attributed by such Bank, using any reasonable attribution method, from time to time, to its pro rata share of the Commitment. Such Bank's notice shall set forth the basis on which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Bank. Borrower shall only be obligated to reimburse a Bank for costs incurred after the date of such notice and for such costs incurred within the 120 day-period immediately preceding the date such notice is received by Borrower. In the event such Bank fails to provide notice to Borrower as provided hereinabove, Borrower shall not be obligated to reimburse such Bank for increased commitment costs.

         3.4 LIBOR Fees. So long as any Bank may be required to maintain reserves against "eurocurrency liabilities" under Regulation D, Borrower shall pay to that Bank a LIBOR fee that shall be calculated by applying an annual rate determined from the formula set forth below against that Bank's share of the principal amount of each LIBOR Rate Loan made by that Bank for the term of that LIBOR Period, as applicable:

           LIBOR Rate for that
           LIBOR Rate Loan
----------------------------------------
1 minus rate of reserve requirements             minus LIBOR Rate for that
(expressed as a decimal) for that Bank                LIBOR Rate Loan
under Regulation D in respect of
Eurocurrency liabilities during the term of that LIBOR Rate Loan

Amounts payable to any Bank under this section shall be determined solely by that Bank based upon the assumption that the Bank funded 100% of its share of each LIBOR Rate Loan in the London interbank market for a corresponding amount and term, regardless of whether that Bank did so in fact. In the event of any change in the rate of reserve requirements for that Bank under Regulation D during the term of any LIBOR Rate Loan, or any variation in those requirements based upon amounts or kinds of assets or liabilities, or other factors, that Bank may use any reasonable attribution and/or averaging method it deems appropriate and practical for determining the rate of reserve requirements for that Bank that shall be used in the computation of the formula set forth above. Each Bank shall notify Borrower of the amount of its LIBOR fee for each LIBOR Rate Loan within 45 days after the last day of its term and Borrower shall pay that LIBOR fee within five days after its receipt of the notice. Any such notice from a Bank shall describe the manner of calculation of the fee and include a statement that the Bank has been, during the applicable period, required to maintain reserves against "eurocurrency liabilities" under Regulation D. In the event such Bank fails to provide notice as set forth hereinabove, Borrower shall not be obligated to pay such LIBOR fee.

         3.5 LIBOR Costs. Upon notice from any Bank, Borrower shall promptly reimburse that Bank for any increase in its costs, including without limitation taxes (other than any tax, or changes in the rate of any tax, based upon the income, profits or business of that Bank, or upon any personal property or franchise of that Bank, or any similar tax which may be levied upon that Bank, or any change in the rate of any such similar tax by the United States, or any other government having jurisdiction, or any political subdivision or taxing authority of any thereof, and other than a withholding tax covered by Section 3.12), fees, charges, and/or reserve requirements directly or indirectly resulting from or relating to any LIBOR Rate Loan made by that Bank due to any circumstance after the date hereof, including any payment of principal or interest on a date other than the due date. As used in the preceding sentence, "reserve requirements" shall be calculated after taking into account any compensation received by that Bank through the computation of any LIBOR fee paid to that Bank. Amounts payable to any Bank under this Section shall be determined solely by such Bank upon the assumption that such Bank funded 100% of its share of the LIBOR Rate Loan in the London interbank market for a corresponding amount and term, regardless of whether that Bank did so in fact. In attributing any Bank's general costs relating to issuance of certificates of deposit, or to its eurocurrency operations to any transaction under this Agreement, or averaging any cost over a period of time, that Bank may use any reasonable attribution and/or averaging method it deems appropriate and practical. Any notice under this Section shall be given to Borrower, with a copy to the Agent, and shall be accompanied by a certificate from that Bank setting forth in reasonable detail the nature and calculation of the relevant amounts. Borrower shall only be obligated to reimburse a Bank for costs incurred after the date of such notice and for such costs incurred within the 120 day-period immediately preceding the date such notice is received by Borrower. In the event such Bank fails to provide notice as set forth hereinabove, Borrower shall not be obligated to reimburse such Bank for LIBOR costs.

         3.6 Special LIBOR Circumstances. If any Regulatory Development or the applicable offshore interbank market shall at any time in the reasonable opinion of any Bank make it unlawful or impractical for that Bank to fund or maintain its share of a LIBOR Rate Loan (including LIBOR Rate Loans in any Applicable Currency) in such interbank market for a corresponding amount or term, or to continue that funding or maintaining, or to determine or charge interest rates based upon any appropriate LIBOR Rate, that Bank shall promptly notify the Agent, who shall notify Borrower and the other Banks, and:

              (a) that Bank may then determine that its then outstanding aggregate principal amounts of any LIBOR Rate Loan shall be redesignated, prospectively, a Base Rate Loan and, upon written notice to Borrower by the Agent, each LIBOR Rate Loan of such Bank shall be so redesignated; and

              (b) such Bank's obligation to make LIBOR Rate Advances shall be suspended for the duration of such illegality, impossibility or impracticability.

In the case of any Offshore Currency Advances, unless Borrower has notified the Agent to the contrary, each such Offshore Currency Advance made by such Bank shall be redesignated, prospectively, a Base Rate Loan equal to the Dollar Equivalent amount thereof.

         3.7 Capital Requirements. If any Bank determines that either (i) the introduction of or any change in any law or regulation or in the interpretation or administration of any law or regulation by any governmental authority charged with the interpretation or administration thereof from the date hereof or (ii) compliance with any guideline or request from any such governmental authority (whether or not having the force of Law) has or would have the effect of reducing the rate of return on the capital of the Bank or any corporation controlling the Bank as a consequence of or with reference to the Bank's making or maintaining any commitment, credit, advance or other transaction hereunder below the rate which the Bank or such other corporation could have achieved but for such introduction, change or compliance (taking into account the policies of the Bank or corporation with regard to capital), then Borrower shall from time to time, upon reasonable demand by the Bank, pay to the Bank additional amounts sufficient to compensate the Bank or other corporation for such reduction. A certificate as to such amounts, submitted to Borrower by the Bank (with a copy to the Agent), shall be conclusive and binding for all purposes, absent manifest error. Borrower shall only be obligated to reimburse a Bank for costs incurred after the date of such notice and for such costs incurred within the 120 day-period immediately preceding the date such notice is received by Borrower.

         3.8 Indemnification. Borrower hereby indemnifies the Banks against, and agrees to hold the Banks harmless from and reimburse the Banks on demand for all costs, expenses, claims, penalties, liabilities, losses, legal fees and damages (including without limitation any interest paid or that would be paid by the Banks for deposits in the applicable interbank market and from fees payable to terminate the deposits from which such funds were obtained or from charges relating to any Offshore Currency Advances) incurred or sustained, or that would be incurred or sustained, by the Banks, as reasonably determined by the Banks, as a result of the prepayment of a LIBOR Rate Loan prior to the last day of its LIBOR Period, or any failure of Borrower to consummate, or the failure by Borrower to satisfy any condition required for the consummation of, any LIBOR Rate Loan, on the date or in the amount specified in any notice requesting or designating a LIBOR Rate Loan, such indemnification to be determined as though the Banks had funded or would have funded 100% of such LIBOR Rate Loan in the offshore interbank market. The determination of such amount by any Bank, when evidenced by a certificate from that Bank giving a,reasonably detailed calculation of the amount of said cost, expense, claim, penalty, liability, loss, fee, damage or other charge, shall be presumed correct in the absence of manifest error.

         3.9 Late Payments. Should any installment of principal or interest or any other amount payable under any Loan Document not be paid within five (5) days of when due, whether by acceleration or otherwise, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of 2% plus the Base Rate in effect on the date this rate goes into effect as to any particular amount due, to the extent permitted by applicable Law, until paid in full (whether before or after judgment).

         3.10 Computation of Interest and Fees. All computations of interest and fees hereunder shall be calculated on the basis of a year of 365 days or 366 days, as the case may be, and the actual number of days elapsed, except that computations of interest and fees on all LIBOR Rate Loans and Offshore Currency Advances shall be calculated on the basis of a year of 360 days and an actual day month. Any Advance that is repaid on the same day on which it is made shall bear interest for one day.

         3.11 Holidays. If any principal payment to be made by Borrower on a Base Rate Loan shall come due on a day other than a Banking Day, payment shall be made on the next succeeding Banking Day and the extension of time shall be reflected in computing interest. if any principal payment to be made by Borrower on a LIBOR Rate Loan shall come due on a day other than a Banking Day, payment shall be made on the next preceding or succeeding Banking Day as determined by the Agent in accordance with the then current banking practice in the London interbank market and the adjustment shall be reflected in computing interest.

         3.12 Payment Free of Taxes. Any payments made by any Party under the Loan Documents shall be made free and clear of, and without reduction by reason of, any tax, assessment or other charge imposed by any Governmental Agency, central bank or comparable authority (other than taxes on income or gross receipts generally applicable to banks). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of taxes, assessments or other charges imposed by any Governmental Agency from any amount payable to any Bank under this Agreement, Borrower shall (a) make such deduction or withholding and pay the same to the relevant Governmental Agency and (b) pay such additional amount to that Bank as is necessary to result in that Bank's receiving a net after-tax (or after-assessment or after-charge) amount equal to the amount to which that Bank would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Bank on account of such taxes, assessments or other charges, that Bank shall refund such excess to Borrower. Each Bank agrees that, if requested by Borrower, it will assign its pro rata share of the Commitment to a lender designated by Borrower, and reasonably acceptable to the Majority Banks, if Borrower becomes obligated under this Section to pay any material amount with respect to interest payable to that Bank and the event or condition causing such payment has continued for not less than 90 days.

         3.13 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for its share of any Advance in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for its share of any Advance in any particular place or manner.

         3.14 Failure to Charge Not Subsequent Waiver. Any decision by any Bank not to require payment of any fee or costs, or to reduce the amount of the payment required for any fee or costs, or to calculate any fee or any cost in any particular manner, shall in no way limit or be deemed a waiver of any Bank's right to require full payment of any fee or costs, or to calculate any fee or any costs in any other manner.

         3.15 Pro Rata Treatment. Each payment and prepayment of principal on an Advance shall be made pro rata according to the unpaid principal amount of such Advance held by each Bank.

         3.16 Time and Place of Payments: Evidence Payments. The amount of each payment hereunder, under the Notes or under any Loan Document shall be made to the Agent at the Agent's Office, for the account of each of the Banks or the Agent, as the case may be, (a) with respect to principal of, interest on, and any other amounts (other than commitment fees) relating to, any Offshore Currency Advance, in the Offshore Currency in which such Loan is denominated or payable, and, with respect to all other amounts payable hereunder, in Dollars. Such payments shall be made in Same Day Funds, and (i) in the case of Offshore Currency payments, no later than such time on the dates specified herein as may be notified by the Agent to Borrower at least one Banking Day prior to the date due to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, and (ii) in the case of any Dollar payments, no later than 11:00 a.m. (San Francisco time) on the date specified herein. For ease of administration, all Advances shall be credited to the Designated Deposit Account, and payments due hereunder shall be made by debiting the Designated Deposit Account. All payments received after the above times shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Agent for the account of a Bank shall be promptly paid by the Agent to that Bank in immediately available funds.

         3.17 Agent's Right to Assume Payments Will Be Made. Unless the Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Agent may, in its discretion and in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's share of such assumed payment. If Borrower has not in fact remitted such payment to the Agent, each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at the effective average daily Federal Funds Rate as published by the Federal Reserve Bank of New York as notified by the Agent to such Bank or, in the case of a payment in an Offshore Currency, at the Overnight Rate.

         3.18 Applications of Payments. Amounts received by the Agent for application to amounts due and payable to the Agent or the Banks shall be applied, if not otherwise specified by Borrower or if received after the occurrence and continuance of an Event of Default, to amounts due and payable as follows: first, to any amounts due and payable under Section 9.3, second, to the ratable payment of any accrued interest or fees that are then due and payable, third, to the payment of the outstanding Swing Line Advances, fourth, to the ratable payment of the outstanding Base Rate Advances, and fifth to the ratable payment of other outstanding Advances in the order of nearest expiring LIBOR Periods, together with, in the case of payment of LIBOR Rate

Loans, any additional amount for which Borrower shall be obligated in respect of the payment of LIBOR Rate Loans pursuant to Section 3.8.

         3.19 Survivability. All of Borrower's obligations under this Article 3 shall survive for six months following the date on which all Advances hereunder were fully paid and the Commitment terminated.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF BORROWER

         Borrower represents and warrants to the Banks that:

         4.1 Incorporation, Qualification, Powers and Stock. Borrower and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of its incorporation, is duly qualified to do business as, and is in good standing as, a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of its Property makes such qualification necessary (except where the failure to so qualify would not have a material adverse effect on the business of Borrower and its Subsidiaries taken as a whole), and has all requisite corporate power and corporate authority to conduct its business and to own its Property. All outstanding shares of stock of Borrower and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable.

         4.2 Execution, Delivery and Performance of Loan Documents.

               (a) Borrower has all requisite corporate power and corporate authority to execute and deliver, and to perform all of its obligations under, each Loan Document to which it is a Party.

               (b) The execution and delivery by Borrower and the performance by Borrower of each of its obligations under, each Loan Document have been duly authorized by all necessary corporate action and do not:

                   (1) require any consent or approval not heretofore obtained of any stockholder, security holder or creditor of Borrower;

                   (2) violate any provision of the articles of incorporation or the bylaws of Borrower;

                   (3) result in or require the creation or imposition of any Lien (other than under the Loan Documents) upon or with respect to Property now owned or leased or hereafter acquired by Borrower; or

                   (4) violate any provision of any Law (including without limitation Regulations G, r, U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower which would reasonably be expected to have a materially adverse effect on the Property or business condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or

                   (5) result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Borrower is a party or by which Borrower or any Property of Borrower is bound or affected.

              (c) Borrower and each of its Subsidiaries is not in default under or in violation of any Law, orders, writ, judgment, injunction, decree, determination, award, indenture, agreement, lease or instrument in any respect that is materially adverse to the interests of the Banks under the Loan Documents or that could materially impair the ability of Borrower to perform its obligations under the Loan Documents.

              (d) No authorization, consent, approval, order, license, permit or exemption from, or filing, registration or qualification with, any Governmental Agency is or will be required under applicable Law to authorize or permit the execution and delivery by Borrower of each Loan Document, and the payment by Borrower of all amounts due under the Loan Documents.

              (e) Each of the Loan Documents, when executed and delivered, will constitute legal, valid and binding obligations of Borrower and each of them is enforceable against Borrower in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors, rights generally.

         4.3 Compliance With Laws and Other Requirements. Borrower and each of its Subsidiaries is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, permits and exemptions from, and have accomplished all filings, registrations or qualifications with, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, permits or exemptions, or accomplish such filings, registrations or qualifications, is not materially adverse to the interests of the Banks, and does not materially impair the ability of Borrower to perform its obligations under the Loan Documents.

         4.4 Financial Statements. Borrower has furnished to Agent complete and accurate copies of the audited consolidated balance sheet of Borrower as of January 28, 1995, and its audited consolidated statements of income, of changes in financial position, and of changes in stockholder's equity for the Fiscal Year then ended. The financial statements described were prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and fairly present the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries as at the dates thereof and for the periods covered thereby.

         4.5 No Material Adverse Change. There has been no material adverse change in the condition, financial or otherwise, of Borrower and its Subsidiaries taken as a whole, since the date of the financial statements described in Section 4.4, and Borrower and each of its Subsidiaries does not, taken as a whole, have any material liability or, to the best knowledge of Borrower, material contingent liability, not reflected or disclosed in the financial statements or notes thereto described in Section 4.4.

         4.6 Tax Liability. Except to the extent that failure to file tax returns or to pay taxes would not reasonably be expected to have a materially adverse effect on the Property or business condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, Borrower and each of its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and has paid all taxes shown thereon to be due and all property taxes due, including interest and penalties, if any. To the best knowledge of Borrower, there does not exist any substantial likelihood that any Governmental Agency will, in respect of periods prior to January 31, 1992, successfully assert a tax deficiency against Borrower or any of its Subsidiaries that is material to Borrower and its Subsidiaries taken as a whole that has not been adequately reserved against in the financial statements described in Section
4.4. Borrower and each of its Subsidiaries has established and is maintaining adequate reserves for tax liabilities, if any, sufficient to comply with Generally Accepted Accounting Principles.

         4.7 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of Borrower or any of its Subsidiaries before any Governmental Agency which could have a material adverse effect on the interests of the Banks under the Loan Documents, or could materially impair the ability of Borrower to perform its Obligations under the Loan Documents.

         4.8 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

         4.9 Subsidiaries. The Subsidiaries of Borrower are listed in Schedule 4.9.

         4.10 ERISA.

              (a) other than as set forth in Schedule 4.10 there are no Plans.

              (b) With respect to each Plan:

                   (1) such Plan complies in all material respects with ERISA and/or any other applicable Laws;

                   (2) no "reportable event" (as defined in Section 4043 of ERISA) has occurred that could result in the termination or disqualification of such Plan; and

                   (3) Neither Borrower nor any of its Subsidiaries has engaged in any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended).

              (c) With respect to each Plan that is an employee pension benefit plan" (as defined in ERISA):

                   (1) the actuarial present value of all vested benefits under such Plan does not exceed the current fair market value of the assets of such Plan by an amount that could materially affect the ability of Borrower to perform its obligations under the Loan Documents; and

                   (2) such Plan has not incurred any "accumulated funding deficiency", (as defined in ERISA), whether or not waived, since the effective date of ERISA.

              (d) Neither Borrower nor any of its Subsidiaries is a party to or has any employees that are covered by any Multiemployer Plan subject to ERISA, and neither Borrower nor any of its Subsidiaries are currently subject to any withdrawal liability under any Multiemployer Plan subject to ERISA.

         4.11 Regulations G, T, U and X. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin security" or "margin stock" (within the meaning of Regulations G and U, respectively, of the Board of Governors of the Federal Reserve System of the United States of America). If requested by Agent, Borrower and each of its Subsidiaries will furnish each Bank with a statement or statements in conformity with the requirements of Federal Reserve Forms G-3 and/or U-1 referred to in Regulations G or U of said Board of Governors. No part of the proceeds of any Advance hereunder will be used to purchase or carry any such margin security or margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin security or margin stock. Neither the making of any Advance hereunder nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulations G, T, U or X of said Board of Governors.

         4.12 Fiscal Year. Borrower operates on a 52 or 53 week Fiscal Year, ending on either the last Saturday of January or the first Saturday of February, generally on the Saturday nearest to each January 31.

         4.13 Disclosure of Material Facts. No written statement made or delivered by or on behalf of Borrower in connection with the Loan Documents or the making of any Loan hereunder contains at the time when made or delivered, to the best knowledge of Borrower, any untrue statement of a material fact, or omits, at the time when made or delivered, to the best knowledge of Borrower, to state a material fact with respect to the subject matter of such statement necessary to make the statement made or delivered not misleading.

                                    ARTICLE 5
                              COVENANTS OF BORROWER

         As long as any Loan remains unpaid or any of the obligations remains owing or any portion of the Commitment remains in effect, unless the Agent (with the approval of the Majority Banks) otherwise consents in writing:

         5.1 Limitations on Business Activity. Borrower shall not, and shall not permit any of its Subsidiaries to, substantially change the character or nature of its business, as conducted as of the Closing Date.

         5.2 Maintenance of Corporate Existence, Property, Insurance, Etc. Borrower shall, and shall cause each of its Subsidiaries to:

              (a) Maintain its Property in good condition and make all necessary renewals, replacements, additions, betterments and improvements thereto, consistent with sound business practice and as is customary in the case of Persons of established reputation engaged in the same or similar businesses and similarly situated;

              (b) Maintain, with financially sound and reputable insurers, insurance with respect to its Property and businesses against such casualties and contingencies of such types and in such amounts as is customary in the case of Persons of established reputations engaged in the same or similar businesses and similarly situated;

              (c) Keep true books of account and records in which full and correct entries will be made of all its business transactions, and reflect in its financial statements adequate accruals and appropriations to reserves all in accordance with Generally Accepted Accounting Principles, consistently applied;

              (d) Do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; and

              (e) Not be in violation of any Laws, ordinances or governmental rules and regulations to which it is subject and shall not fail to maintain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its business, if such violation or failure to maintain would reasonably be expected to materially adversely affect the Property or business condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole.

         5.3 Payment of Taxes and Claims. Borrower shall pay, and shall cause each of its Subsidiaries to pay, before they become delinquent:

              (a) All taxes, assessments and governmental charges or levies imposed upon Borrower or any Subsidiary, or upon the Property of Borrower or any Subsidiary; and

              (b) All claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a Lien upon any Property of Borrower or any of its Subsidiaries;

provided, however, that none of the foregoing need be paid while being contested in good faith so long as Borrower's or the Subsidiary's title to, and its right to use, its Property is not materially adversely affected thereby, and so long as adequate reserves, if required by Generally Accepted Accounting Principles, are maintained for such claims.

         5.4 Compliance with Agreements, Duties and Obligations. Borrower shall, and shall cause each of its Subsidiaries to, promptly and fully comply with all of its respective agreements, duties and obligations under the Loan Documents, and under any other agreements or instruments to which it is a party, including but not limited to any agreements or instruments with respect to any Indebtedness of Borrower or any of its Subsidiaries, where failure to comply, as aforesaid, with such other agreements and instruments would have a material adverse effect on the Property or business condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole.

         5.5 Inspection. Borrower covenants that Agent shall, at Banks' expense, have the right, upon notice (which notice shall specify the nature and purpose of the inspection) to Borrower or any of its Subsidiaries, to visit and inspect any of the Property of, to examine or audit the books of account and records of and to copy and take extracts therefrom and to discuss the affairs, finances or accounts of, and to be advised as to the same by the officers of Borrower or the Subsidiary, in such detail and through such agents and representatives as Agent may desire, all at such reasonable times and as often as may be reasonably requested; provided, however, that Agent shall conduct no more than four inspections in any Fiscal Year. Borrower shall cause each of its Subsidiaries to comply with this Section 5.5.

         5.6 Mergers and Sale of Assets. Borrower shall not, and shall cause each of its Subsidiaries to not:

              (a) Sell or otherwise dispose of any material Property for less than its fair value; or

              (b) Sell or otherwise dispose of, in a single transaction or a series of related transactions, all or a substantial part of its Property; or

              (c) Merge with or into any other Person, firm or corporation, except that a Subsidiary of Borrower may merge with or into Borrower or another Subsidiary of Borrower.

              In the event that the aggregate consideration paid from the Closing Date through the Expiration Date in connection with the disposition of assets exceeds $7,500,000 in any four quarter period, then the net cash proceeds from the disposition of assets in excess of such amounts shall be paid to the Agent for the account of the Banks pursuant to Section 2.6(b). Automatically and simultaneously with each such payment, the Commitment shall be reduced in like amount and the scheduled Commitment reductions under Section 2.6(a) shall be reduced in the inverse order of their occurrence.

         5.7 Consolidated Tangible Effective Net Worth. Borrower shall maintain, as of the end of any fiscal quarter, a Consolidated Tangible Effective Net Worth of at least (i) 80% of the amount of Borrower's Adjusted Consolidated Tangible Effective Net Worth as of July 29, 1995 plus (ii) 50% of all positive Consolidated Net Income of Borrower earned since July 29, 1995 plus (iii) 50% of the net proceeds from the issuance of equity securities (other than equity securities issued pursuant to any of Borrower's employee benefit plans).

         5.8 Leverage Ratio. Borrower shall not, as of the end of any fiscal quarter, permit the Leverage ratio to be greater than 3:00 to 1.

         5.9 Fixed Charge Coverage Ratio. Borrower shall not, as of the end of any fiscal quarter, permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.

         5.10 Restricted Payments. Borrower shall not, and shall not suffer or permit any Subsidiary to, declare or make any Distribution or Dividend; except that:

              (a) Borrower and any Subsidiary may declare or pay cash dividends in respect of its capital stock in an amount not to exceed (i) 50% of the positive net income of Borrower and its Subsidiaries arising after the Closing Date and computed on a cumulative consolidated basis, plus (ii) a cumulative amount not exceeding $5,000,000; provided, that prior to any payment under clause (i) the Agent and the Banks shall have received the financial statements required by Section 5.13(a)(3) for the year in respect of which such dividends are being made and (ii) immediately after giving effect to such proposed action, no Default or Event of Default would exist; and

              (b) Subsidiaries of Borrower may make distributions, dividends or other payments of the type described above to Borrower or other Subsidiaries of Borrower.

         5.11 Liens. Borrower shall not, and shall cause each of its Subsidiaries to not, pledge, mortgage, lien or hypothecate, or suffer the creation or existence of any pledge, mortgage, lien or hypothecation of any of its Property and shall not, and shall cause each of its Subsidiaries to not suffer to exist any contractual obligation that contains a covenant binding Borrower or any of its Subsidiaries that prohibits Liens on its Property, except for:

              (a) Existing Liens disclosed in Schedule 5.11 hereto securing obligations outstanding on the Closing Date as such obligations may be extended or refinanced; provided that the Obligations secured thereby are not increased;

              (b) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons not yet delinquent or thereafter payable without penalty or which are being contested in good faith in accordance with Section 5.3, so long as Borrower's or the Subsidiary's title to, and right to use, the Property so affected is not materially adversely affected thereby, and so long as adequate reserves are maintained for such claims;

              (c) Liens constituting purchase money real Property mortgages, and refinancing thereof, where recourse may be had only against the Real Property purchased or financed, and where the obligations secured by such Liens against such real Property do not exceed, in the aggregate, $7,000,000;

              (d) Liens for amounts not in excess of those amounts under lien at the Closing Date, where such Liens are not otherwise allowed hereunder;

              (e) Capitalized leases which do not secure obligations in excess of $5,000,000 in the aggregate over the term thereof, outstanding at any one time; and

              (f) other miscellaneous Liens incidental to the conduct of Borrower's or the Subsidiary's business or the ownership or leasing of its Properties that were not incurred in connection with the borrowing of money or the purchase of Property or the obtaining of advances or credit and that do not, in the aggregate, materially detract from the value of its Property, materially impair the use of Borrower's or the Subsidiary's Property in the operation of its businesses, or materially impair Borrower's or the Subsidiary's ability to perform the obligations.

         5.12 Notice of Default. Borrower covenants that if any Responsible Official of Borrower shall obtain knowledge of the occurrence of any Default hereunder or under any Subordinated Obligation, Borrower at once shall give notice to Agent specifying with particularity the nature of such Default, the period of existence of such Default, and the action Borrower is taking and/or proposes to take with respect thereto.

         5.13 Financial and Business Information.

              (a) Borrower shall deliver to Agent:

                   (1) as soon as practicable after the end of each fiscal quarter of Borrower (including the last quarter of each Fiscal Year, provided that with respect to such last quarter the financial statements required hereby may be in preliminary form, prior to year-end and audit adjustments) and in any event within forty-five (45) days thereafter, (i) consolidated (and consolidating, if prepared) balance sheets as at the end of such fiscal quarter, (ii) consolidated (and consolidating, if prepared) statements of income for the portion of its Fiscal Year ending with such fiscal quarter and (iii) consolidated (and consolidating, if prepared) statements of changes in stockholders, equity and cash flows of Borrower and its Subsidiaries for the portion of its Fiscal Year ending with such fiscal quarter, all in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles applicable to interim financial statements, consistently applied, and certified by a Responsible Official of Borrower as fairly presenting the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries as at the end of and for the period ending on such date, subject only to changes resulting from year-end adjustments; notwithstanding the foregoing, in the event Borrower prepares and files a 10-Q Report with the Securities and Exchange Commission, such report may be provided to Banks for the applicable fiscal quarter in lieu of the report described above;

                   (2) as soon as practicable after the end of each Fiscal Year of Borrower and in any event within one hundred twenty (120) days thereafter (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and (ii) consolidated statements of income, of changes in stockholders, equity and of cash flows of Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and certified by an independent public "big-six" accounting firm acceptable to

         Agent and the Majority Banks as fairly presenting the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries as at the end of and for the period ending on such date, such certification to contain no qualifications as to the scope of the audit and only such other qualifications as are acceptable to Agent and the Majority Banks, together with a copy of the "management letter" provided by such independent accounting firm to Borrower in connection with its annual audit; notwithstanding the foregoing, in the event Borrower prepares and files a 10-K Report with the Securities and Exchange Commission, such report may be provided to Banks for the applicable Fiscal Year in lieu of the annual audit described above; and

                   (3) within sixty (60) days after the end of a Fiscal Year, an annual financial forecast, with appropriate schedules, for the then current Fiscal Year, including, without limitation, a balance sheet, income statement and statement of cash flow, as prepared for internal distribution to management of Borrower;

              (b) Each set of quarterly financial statements delivered pursuant to subsection (a)(2) of this Section and each set of annual financial statements delivered pursuant to subsection (a)(3) of this Section shall be accompanied by a properly completed Compliance Certificate executed by a Responsible Official of Borrower, certifying the matters required therein as of the date of such financial statements; if there is any material variance in the calculations set forth in any Compliance Certificate based on preliminary numbers for the last quarter of each Fiscal Year from such calculations based on the final, audited financial statements for such Fiscal Year, Borrower shall promptly deliver a revised Compliance Certificate setting forth the revised calculations thereof;

              (c) Borrower shall furnish to Agent such other information and data with respect to Borrower as Banks from time to time may reasonably request.

         5.14 Maintenance of Corporate Structure. Except as otherwise permitted by Section 5.6. Borrower shall not change its corporate structure through mergers, acquisitions, creation or dissolution of Subsidiaries or otherwise without the prior written permission of the Majority Banks.

         5.15 Maintenance of Fiscal Year. Borrower shall not change its Fiscal Year without notifying Agent.

         5.16 Disclosure of Material Litigation. Borrower immediately shall notify Agent of any litigation or other action, suit or proceeding before any Governmental Agency to which, to the best knowledge of Borrower, Borrower or any of its Subsidiaries is a party if the amount in controversy exceeds $5,000,000, or in the reasonable opinion of Borrower otherwise is material. Thereafter, Borrower shall keep Agent apprised of the status of the litigation or other such action, suit or proceeding in such manner as Agent may reasonably request.

         5.17 ERISA Compliance.

              (a) Borrower shall not, and shall cause each of its Subsidiaries to not:

                   (1) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended;

                   (2) incur any "accumulated funding deficiency" as that term is defined in Section 302 of ERISA; or

                   (3) terminate any plan in a manner which could result in material liability of Borrower or any of its Subsidiaries to the Plan or to the PBGC or the imposition of a Lien on the Property of Borrower or any of its Subsidiaries pursuant to Section 4068 of ERISA.

              (b) Borrower shall not, and shall cause each of its Subsidiaries to not, assume any obligation to contribute to any Multiemployer Plan, nor shall it acquire any Person or the assets of any Person which has, or has had at any time from and after January 2, 1974, an obligation to contribute to any Multiemployer Plan, where the withdrawal liability may exceed $15,000,000.

         (c) Borrower immediately shall notify Agent of the occurrence of any "reportable event," as defined in Section 4043 of ERISA (other than a "reportable event" that is not subject to the provision of 30 day notice to the
PBGC), or of any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) with respect to any Plan or any trust created thereunder. Upon request by Agent, Borrower promptly shall furnish to Agent copies of any reports or other documents filed by Borrower or any of its Subsidiaries with the United States Secretary of Labor, the PBGC, the Internal Revenue Service and/or any other Governmental Agency with respect to any Plan.

         (d) Each Plan shall comply in all material respects with ERISA and all other applicable Laws.

         5.18 Payment or Prepayment of Indebtedness. Borrower shall not pay or prepay any principal, interest or any other amount with respect to any of the Subordinated Obligations or purchase or redeem any Subordinated Obligations, except that, so long as no Default or Event or Default has occurred and is continuing, Borrower may make such payments or prepayments with support of a certificate from a Senior Officer of Borrower substantiating, on a pro forma basis, compliance with all financial ratio covenants and, in any event, Borrower may pay interest in accordance with the terms of any Subordinated Obligation.

         5.19 Investments. Borrower shall not, and shall cause each of its Subsidiaries to not, make any Investments, including Hostile Acquisitions, except (a) Investments in Cash Equivalents, (b) loans or extensions of credit in connection with Borrower's employee relocation program, so long as the aggregate outstanding amount of such loans and extensions at any one time does not exceed $2,000,000 and (c) aggregate Investments in partnerships, joint ventures, minority positions and treasury stock of Borrower, not to exceed $15,000,000.

         5.20 Disposition of Assets. Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

              (a) dispositions of inventory, or used, worn-out or surplus equipment or other dispositions in the ordinary course of business;

              (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) Borrower shall comply with Section 2.6(b).

         5.21 Indebtedness, Including Guaranties. Borrower, on a consolidated basis, shall not create, incur, assume or suffer to exist any Indebtedness except:

              (a) trade credit incurred in favor of vendors of goods, services, supplies or merchandise in the ordinary course of Borrower's or a Subsidiary's business;

              (b) Subordinated Obligations;

              (c) Indebtedness to the Banks under this Agreement;

              (d) Indebtedness presently outstanding as set forth in Schedule 5.20, provided that the terms thereof are not modified to impose more burdensome terms on Borrower;

              (e) other Indebtedness for the purchase of real Property (or the refinancing thereof) where recourse may be had only against the Property purchased, and such Indebtedness shall not exceed in the aggregate $7,000,000;

              (f) Indebtedness with respect to any commercial or standby letters of credit outstanding at any one time not to exceed in the aggregate $7,000,000;

              (g) additional Indebtedness under capitalized leases not to exceed $5,000,000 over the term thereof in the aggregate, outstanding at any one time;

              (h) obligations with respect to any guaranties at any one time not to exceed in the aggregate $5,000,000;

              (i) senior unsecured Indebtedness outstanding at any one time not to exceed in the aggregate $50,000,000;

              (j) Indebtedness consisting of interest rate swap agreements; and

              (k) Indebtedness of Borrower to its Subsidiaries.

         5.22 Transfers Among Affiliates. Borrower shall not (a) allow transfers of assets from Borrower and its consolidated Subsidiaries to any unconsolidated Subsidiary or unconsolidated Subsidiaries of Borrower in an aggregate amount in excess of $5,000,000 or (b) allow the cumulative intercompany payables of unconsolidated Subsidiaries of Borrower payable to Borrower and its consolidated Subsidiaries to increase more than $5,000,000 over the amount of such payables as of the Closing Date.

                                    ARTICLE 6
                                   CONDITIONS

         6.1 First Advance. The obligation of the Banks to make the initial Advances is subject to the condition precedent (in addition to any applicable conditions precedent set forth in Section 6.2) that the Agent shall have received all of the following documents, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereof, and each dated as of the Closing Date and in form and substance satisfactory to Agent (unless otherwise specified or, in the case of the date of any of the following, unless Agent otherwise agrees):

              (a) sufficient executed counterparts of this Agreement such that the Agent, each Bank and Borrower may receive an executed set of counterparts of this Agreement;

              (b) Notes executed by Borrower payable to the order of each Bank requesting a Note equal to that Bank's pro rata share of the Commitment;

              (c) a certificate of the corporate secretary of Borrower certifying that, except as amended by any amendments attached to such certificate, the articles of incorporation of Borrower and its domestic Subsidiaries, including any amendments thereto, delivered pursuant to the Prior Credit Agreement or before are complete and accurate copies thereof as in effect on the date hereof;

              (d) a certificate of the corporate secretary of Borrower certifying that, except as amended by any amendments attached to such certificate, the bylaws of Borrower and its domestic Subsidiaries, including any amendments thereto, delivered pursuant to the Prior Credit Agreement or before are complete and accurate copies thereof as in effect on the date hereof;

              (e) a certificate of the corporate secretary of Borrower setting forth: (i) a copy of the resolutions adopted by the board of directors of Borrower authorizing the execution, delivery and performance of the Loan Documents by Borrower; (ii) a copy of the resolution authorizing unsecured borrowings from the Banks adopted by the board of directors; and (iii) the name of each incumbent officer of Borrower and each other Responsible Official authorized to sign Loan Documents and Compliance Certificates on behalf of Borrower;

              (f) the written legal opinion of in-house counsel for Borrower, as counsel for Borrower, in form and content acceptable to Agent and substantially in the form of Exhibit E;

              (g) a current certificate of a Responsible Official of Borrower certifying that the representations and warranties set forth in Article 4 are true and correct and that no event has occurred and is continuing that constitutes a Default or an Event of Default;

              (h) a Request for Loan;

              (i) a Compliance Certificate as of the last day of the most recently ended Fiscal Quarter;

              (j) payment of the fees referred to in Sections 3.2(a) and (b);
         and

              (k) such other documents and assurances as the Agent may reasonably require.

         6.2 Any Advance. The obligation of the Banks to make any Advance is subject to the following conditions precedent (in addition to any applicable conditions precedent specified elsewhere in this Article 6):

              (a) All representations and warranties contained in Article 4 (except as modified with the consent of Majority Banks or as allowed hereunder) shall be correct on and as of the date of the Advance, both immediately before and immediately after giving effect to such Advance, as though made on and as of that date, and no Default or Event of Default shall have occurred and be continuing;

              (b) Borrower shall have complied with all applicable requirements of Article 2 with respect to such Advance.

                                    ARTICLE 7
                         EVENTS OF DEFAULT AND REMEDIES

         7.1 Events of Default. The occurrence of any one or more of the following events or conditions, whatever the reason therefor, shall constitute an Event of Default hereunder:

              (a) Failure to pay the principal of any Advance or any portion thereof when due, whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise; or

              (b) Failure to pay any installment of interest on any Advance or the commitment fee within five (5) days of the time when due; or

              (c) Failure to pay any other amount payable by Borrower under the Loan Documents within thirty (30) days after notice of such failure is given by Agent or by any Bank to Borrower; or

              (d) Failure to perform the covenants contained in 5.6 [Mergers and Sale of Assets], 5.7 [Consolidated Tangible Effective Net Worth], 5.8 [Leverage Ratio], 5.9 [Fixed Charge Coverage Ratio], 5.14 [Maintenance of Corporate Structure], 5.18 [Payment or Prepayment of Indebtedness]; or

              (e) Failure to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and such failure shall continue for more than thirty (30) calendar days after notice of such failure is given by Agent or Borrower; or

              (f) Any representation or warranty in any Loan Document proves to have been incorrect when made in any material respect provided, however, that if such Default can be cured, then such Default shall not constitute an Event of Default if, within thirty (30) days after Borrower or Agent discovers such Default, Borrower cures such Default; or

              (g) This Agreement or any Note at any time after its execution and delivery and for any reason other than the agreement of the Banks or satisfaction in full of all obligations, ceases to be in full force and effect or is declared to be null and void by a court of competent jurisdiction; or the validity or enforceability thereof is contested in a judicial proceeding by Borrower (except a shareholder derivative action); or Borrower denies that it has any or further liability or obligation under any Loan Document, unless all obligations of Borrower thereunder have been fully paid and performed; or

              (h) Other than as permitted herein, Borrower is dissolved or liquidated or all or substantially all of the assets of Borrower or any Subsidiary are sold or otherwise transferred without the written consent of the Banks; or

              (i) Borrower or any of its Subsidiaries is the subject of an order for relief by a bankruptcy court, or is unable or admits in writing its inability to pay its debts as they mature or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed for Borrower or any of its Subsidiaries or for all or any material part of its Property without the application or consent of Borrower or the Subsidiary; or Borrower or any of its Subsidiaries institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar proceeding relating to it or to all or any material part of its Property under the Laws of any jurisdiction; or any similar proceeding is instituted without the consent of Borrower or the Subsidiary; or any judgment, writ, warrant, attachment, execution or similar process is issued or levied against all or any material part of the Property of Borrower and its Subsidiaries taken as a whole and is not released, vacated or fully-bonded within sixty (60) calendar days after its issue or levy; or

              (j) Borrower or any of its Subsidiaries has defaulted with respect to any Indebtedness owed to any Person having an aggregate principal amount of more than $1,000,000, and such Person, as a consequence of such default, has the right to accelerate the maturity of such Indebtedness, or has commenced judicial or nonjudicial action to collect such Indebtedness or foreclose or otherwise realize upon security held therefor where such default or action would, in the reasonable judgment of the Majority Banks, have a material effect on the business of Borrower and its Subsidiaries, taken as a whole, or such Person has taken or is taking such other actions as might materially and adversely affect the interests of the Banks under the Loan Documents; or

              (k) Majority Banks have reasonably determined that a material adverse change has occurred since the Closing Date in the operations, business or condition, financial or otherwise, of

Borrower that would prevent or preclude Borrower from discharging its obligations under the Agreement or the Notes, and sixty (60) calendar days have elapsed since the date that notice of such determination (which notice shall specify in reasonable detail the nature of such material adverse change) is given to Borrower.

         7.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Agent or the Banks provided for elsewhere in this Agreement or the Loan Documents, or by applicable Law or in equity, or otherwise:

              (a) Upon the occurrence of any Event of Default, and so long as any such Event of Default shall be continuing (other than an Event of Default described in Section 7.1(i)):

                   (i) all commitments to make Advances and all other obligations of the Agent or the Banks and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower; and

                   (ii) the Majority Banks may request the Agent to, and the Agent thereupon shall, declare the unpaid principal of or unperformed balance of all obligations due to Banks hereunder and under the Notes, all interest accrued and unpaid thereon, and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by Borrower.

              (b) Upon the occurrence of any Event of Default described in
Section 7.1(i):

                   (i) all commitments to make Advances and all other obligations of the Agent or the Banks and all rights of Borrower and any other parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all the Banks may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the

         Banks, to reinstate the Commitment and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all of the Banks; and

                   (ii) the unpaid principal of or unperformed balance of all obligations due to the Banks hereunder and under the Notes, and all interest accrued and unpaid on such obligations, and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by Borrower.

              (c) Upon the occurrence of an Event of Default, the Banks and the Agent, or any of them, without notice to or demand upon Borrower, which are expressly waived by Borrower, may proceed to protect, exercise, and enforce their rights and remedies under the Loan Documents against Borrower or any other Party and such other rights and remedies as are provided by Law or equity. The order and manner in which the rights and remedies of the Banks under the Loan Documents and otherwise are exercised shall be determined by the Majority Banks.

              (d) All payments received by the Agent and the Banks, or any of them, shall be applied first to the costs and expenses (including attorneys' fees and disbursements) of the Agent, acting as Agent, and of the Banks and thereafter paid pro rata to the Banks in the same proportion that the aggregate of the unpaid principal amount owing on the obligations of Borrower to each Bank, plus accrued and unpaid interest thereon, bears to the aggregate of the unpaid principal amount owing on all the obligations, plus accrued and unpaid interest thereon.

Regardless of how each Bank may treat the payments for the purpose of computing Borrower's obligations, the payments shall be applied first, to the costs and expenses of the Agent, acting as Agent, and the Banks as set forth above, second to the payment of accrued and unpaid fees hereunder and interest on all Obligations to the Banks, to and including the date of such application (ratably according to the accrued and unpaid interest on the Advances), third, to the ratable payment of the unpaid principal of all Obligations to the Banks, and fourth, to the payment of all other amounts then owing to the Agent or the Banks under the Loan Documents. No application of payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or under applicable Law.

                                    ARTICLE 8
                                    THE AGENT

         8.1 Appointment and Authorization. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof or are reasonably incidental, as determined by the Agent, thereto. This appointment and authorization does not constitute appointment of the Agent as trustee for any Bank and, except as specifically set forth herein to the contrary, the Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

         8.2 Agent and Affiliates. Bank of America National Trust and Savings Association (and each successor Agent) has the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" includes Bank of America National Trust and Savings Association in its individual capacity. Bank of America National Trust and Savings Association (and each successor Agent) and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower and any Affiliate of Borrower, as if it were not the Agent and without any duty to account therefor to the Banks. Bank of America National Trust and Savings Association (and each successor Agent) need not account to any other Bank for any monies received by it for reimbursement of its costs and expenses as Agent hereunder, or for any monies received by it in its capacity as a Bank hereunder, except as otherwise provided herein.

         8.3 Banks' Credit Decisions. Each Bank agrees that it has, independently and without reliance upon the Agent, any other

Bank, or the directors, officers, agents, or employees of the Agent or of any other Bank, and instead in reliance upon information supplied to it by or on behalf of Borrower and its Subsidiaries and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Bank also agrees that it shall, independently and without reliance upon the Agent, any other Bank, or the directors, officers, agents, or employees of the Agent or of any other Bank, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

         8.4 Action by Agent.

              (a) The Agent may assume that no Event of Default has occurred and is continuing, unless the Agent has actual knowledge of the Event of Default, has received notice from Borrower stating the nature of the Event of Default, or has received notice from a Bank stating the nature of the Event of Default and that Bank considers the Event of Default to have occurred and to be continuing.

              (b) The Agent has only those obligations under the Loan Documents that are expressly set forth therein. Without limitation on the foregoing, the Agent shall have no duty to inspect any property of Borrower or any of its Subsidiaries, although the Agent may in its discretion periodically inspect any property from time to time, in accordance with Section 5.5 hereof and, upon request by any Bank shall provide the results of such inspection to that Bank provided that Bank shares in the costs of such inspection. If the Agent desires to seek reimbursement from a Bank for the cost of any such inspection it will obtain the approval of that Bank prior to each such inspection.

              (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Agent may assume that no Event of Default has occurred and is continuing, the Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Agent shall be required to act or not act upon the instructions of the Majority Banks (or of all the Banks, to the extent required by this Agreement) and those instructions shall be binding upon the Agent and all the Banks, provided that the Agent shall not be required to act or not act if to do so would expose the Agent to significant liability or would be contrary to any Loan Document or to applicable law.

              (d) If the Agent has received a notice specified in clause (a), the Agent shall give notice thereof to the Banks and shall act or not act upon the instructions of the Majority Banks (or of all the Banks, to the extent required by this Agreement), provided that the Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Agent, in substantial risk of liability to the Agent, and except that if the Majority Banks (or all the Banks, if required under this Agreement) fail, for three (3) Banking Days after the receipt of notice from the Agent, to instruct the Agent, then the Agent in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Banks.

              (e) The Agent shall have no liability to any Bank for acting, or not acting, as instructed by the Majority Banks (or all the Banks, if required under this Agreement), notwithstanding any other provision hereof.

         8.5 Liability of Agent. Neither the Agent nor any of its respective directors, officers, agents, or employees shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Agent and its respective directors, officers, agents and employees:

              (a) may treat the payee of any Note as the holder thereof until the Agent receives notice of the assignment or transfer thereof in form satisfactory to the Agent, signed by the payee and may treat each Bank as the owner of that Bank's interest in the obligations due to Banks for all purposes of this Agreement until the Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Agent, signed by that Bank;

              (b) may consult with legal counsel, in-house legal counsel, independent public accountants, in-house accountants and other professionals, or other experts selected by it with reasonable care, or with legal counsel, independent public accountants, or other experts for Borrower, and shall not be liable for any action taken or not taken by it or them in good faith in accordance with the advice of such legal counsel, independent public accountants, or experts;

              (c) will not be responsible to any Bank for any statement, warranty, or representation made in any of the Loan Documents or in any notice, certificate, report, request, or other statement (written or oral) in connection with any of the Loan Documents;

              (d) except to the extent expressly set forth in the Loan Documents, will have no duty to ascertain or inquire as to the performance or observance by Borrower or any other Person of any of the terms, conditions, or covenants of any of the Loan Documents or to inspect the property, books, or records of Borrower or any of its Subsidiaries or other Person;

              (e) will not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency, or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith;

              (f) will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, or other instrument or writing believed by it or them to be genuine and signed or sent by the proper party or parties; and

              (g) will not incur any liability for any arithmetical error in computing any amount payable to or receivable from any Bank hereunder, including without limitation payment of principal and interest on the Advances, payment of commitment fees, Advances, and other amounts; provided that promptly upon discovery of such an error in computation, the Agent, the Banks, and (to the extent applicable) Borrower shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

         8.6 Indemnification. Each Bank shall, ratably in accordance with the respective principal amount of its Bank Commitment, indemnify and hold the Agent and its directors, officers, agents, and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever (including, without limitation, attorneys' fees and disbursements) that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure by Borrower to pay the obligations due to Banks hereunder or under the Notes) or any action taken or not taken by it as Agent thereunder, except for the Agent's gross negligence or willful misconduct. Without limitation on the foregoing, each Bank shall reimburse the Agent upon demand for that Bank's ratable share of any reasonable cost or expense incurred by the Agent in connection with the negotiation, preparation, execution, delivery, administration, amendment, waiver, refinancing, restructuring, reorganization (including a bankruptcy reorganization), or enforcement of the Loan Documents, to the extent that Borrower is required by Section 9.3 to pay that cost or expense but fails to do so upon demand. Any such reimbursement shall not relieve Borrower of its obligations under Section 9.3.

         8.7 Successor Agent. The Agent may resign as such at any time upon 30 days' notice to Borrower and the Banks. The Majority Banks may at any time remove the Agent by written notice to that effect to be effective on such date as the Majority Banks designate. In either event, the Majority Banks shall appoint a successor Agent or Agents, which shall be reasonably Acceptable to Borrower and which must be from among the Banks; provided, that if the Majority Banks have not appointed a successor Agent within thirty (30) days after the date the Agent gave notice of resignation or was removed, the Agent shall be entitled to appoint a successor Agent from among the Banks, which is reasonably acceptable to Borrower, and in such event Agent's resignation shall then be effective upon such successor's acceptance of appointment. Upon a successor's acceptance of appointment as Agent, the successor will thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the Agent under the Loan Documents, and the resigning or removed Agent will thereupon be discharged from its duties and obligations thereafter arising under the Loan Documents. If no successor agent shall have succeeded to the rights, powers and privileges and duties of the Agent within thirty (30) days after the retiring Agent's notice of resignation the retiring Agent's resignation shall nevertheless thereupon become effective, and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided above.

         8.8 No Obligations of Borrower. Nothing contained in this Article 8 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Agent of its obligations to the Banks under any provision of this Agreement, and Borrower shall have no liability to the Agent or any of the Banks in respect of any failure by the Agent or any Bank to perform any of its obligations to the Agent or the Banks under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Agent for the account of the Banks, Borrower's obligations to the Banks in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Agent in the manner provided by this Agreement.

                                    ARTICLE 9
                                  MISCELLANEOUS

         9.1 Cumulative Remedies; No Waiver. The rights, powers, and remedies of Agent, Banks or any Party hereto provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, or remedy provided by law or equity. No failure or delay on the part of Agent, Banks or any Party in exercising any right, power, or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, or remedy preclude any other or further exercise of any other right, power or remedy.

         9.2 Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by Borrower and Agent, with the approval of the Majority Banks, and then only for the specific purpose given. Without the approval in writing of Borrower and all the Banks, no amendment, modification, supplement, termination, waiver, or consent may be effective:

              (a) to amend or modify the principal of, or the amount of principal, principal prepayments, or the rate of interest payable on, any Obligation or the amount of any Commitment or of any fee payable to any Bank;

              (b) to postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any obligation or any installment of any fee or to extend the term of any Commitment;

              (c) to amend or modify the provisions of the definitions in
Section 1.1 of "Majority Banks" or of Sections 9.2, 9.9, 9.10 or 9.11; or

              (d) to amend or modify any provision of this Agreement or the Loan Documents that expressly requires the consent or approval of all the Banks.

Any amendment, modification, supplement, termination, waiver, or consent pursuant to this Section 9.2 shall apply equally to, and shall be binding upon, Borrower, all the Banks and the Agent.

         9.3 Costs, Expense and Taxes. Borrower shall pay within five (5) Banking Days of receiving written notice thereof from the Agent:

              (a) the reasonable costs and expenses of Agent in connection with the negotiation, preparation, execution, and delivery of this Agreement or any other Loan Document and the syndication of the Advances hereunder or any matter related thereto; (b) the reasonable costs and expenses of Agent in connection with any amendment or waiver of any of the Loan

Documents or the administration of this Agreement or any other Loan Document or any matter related thereto; and (c) the reasonable costs and expenses of Agent and the Banks in connection with enforcement of this Agreement or any other Loan Document or other matter related thereto (including any enforcement in any bankruptcy or similar proceedings); in each case including without limitation recording fees, filing fees, search fees and other out-of-pocket expenses, and the reasonable fees and out-of-pocket expenses of any legal counsel (including, without limitation, the reasonable allocated cost of Agent's in-house counsel and staff), independent public accountants and other outside experts. Borrower shall also pay within five (5) Banking Days of receiving written notice thereof from the Agent any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees and charges payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to attorneys' fees and costs. Borrower shall reimburse, hold harmless and indemnify Agent and the Banks from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any tax, cost, expenses, fee or charge or that any Bank may suffer or incur by reason of the failure of Borrower to perform any of its obligations under this Agreement or any Loan Document. Any amount payable under the Loan Documents other than the Advances which is not paid when due or within any applicable grace period shall, thereafter, bear interest at the Default Rate in effect under the Notes with respect to Base Rate Loans, as set forth in Section 3.9 hereof.

         9.4 Nature of Banks, Obligations. Nothing contained in this Agreement or any other Loan Document and no action taken by the Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture, or other entity, either among themselves or with Borrower. Each Bank's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and is not conditioned upon the performance by any other

Bank of its obligation to make Advances. A default by any Bank will not increase the Commitment of any other Bank. Any Bank not in default may, if it desires, assume in such proportion as the nondefaulting Banks agree the obligations of any Bank in default, but is not obligated to do so.

         9.5 Representations and Warranties. All representations and warranties of Borrower and any other party contained herein or in any other Loan Document (including, for this purpose, all representations and warranties contained in any certificate or other writing required to be delivered by or on behalf of Borrower or such party pursuant to any Loan Document) will survive the making of the Advances hereunder and the execution and delivery of this Agreement, and, in the absence of actual knowledge by the Agent of the untruth of any representation or warranty, have been or will be relied upon by the Agent and each Bank, notwithstanding any investigation made by the Agent or any Bank or on their behalf.

         9.6 Notices. Except as otherwise provided in any Loan Document, (a) all notices, requests, demands, directions, and other communications provided for hereunder and under any other Loan Document must be in writing and must be mailed, telegraphed, delivered, or sent by telex, telecopier or cable to the appropriate party at the address set forth on the signature pages of this Agreement or, as to any Party, at any other address as may be designated by it in the applicable Loan Document or in a written notice sent to all other parties in accordance with this section, and (b) any notice, request, demand, direction, or other communication given by telegram, telex, or cable must be confirmed within 48 hours by letter mailed or delivered to the appropriate party at its respective address. Except as otherwise provided in any Loan Document, if any notice, request, demand, direction, or other communication is given by mail it will be effective on the third Banking Day after deposited in the United States mails with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telex, when sent; or if given by personal delivery, when delivered.

         9.7 Execution in Counterparts. This Agreement and any other Loan Document in which Borrower is a Party may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

         9.8 Binding Effect; Assignment.

              (a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Agent, each of the Banks, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Banks. Each Bank represents that it is not acquiring its Advances with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of its Advances must be within the control of such Bank). Any Bank may at any time pledge its Note or any other instrument evidencing its rights as a Bank under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Bank from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Bank hereunder absent foreclosure of such pledge.

              (b) From time to time subsequent to the Closing Date, each Bank may assign to one or more commercial banks a portion of its pro rata share of the Commitment; provided that (i) the minimum amount of any such assignment shall be the lesser of $10,000,000 or such Bank's total Commitment hereunder;
(ii) such commercial bank, if not then a Bank, shall be reasonably acceptable to the Agent and acceptable to Borrower in Borrower's sole discretion; and (iii) the assignee shall execute and deliver to the Agent a Commitment Assignment and Acceptance; and (v) prior to the effective date of any such assignment, the Agent shall have received a fee of $1,500. In the event that such assignee is at the time of such assignment a Bank, then the assigning bank shall not be permitted to assign any portion of its commitment unless such assigning bank assigns to the assignee bank all of its commitment hereunder. Upon the effective date of the Commitment Assignment and Acceptance, the commercial banks therein shall be a Bank for all purposes of this Agreement, with the pro rata share of the Commitment therein set forth and, to the extent of such pro rata share, the assigning Bank shall be released from its obligations under this Agreement. Borrower agrees that, upon the request of any Bank made through the Agent, it shall execute and deliver (against delivery by the assigning Bank to Borrower of its Note) to such assignee Bank, a Note evidencing that assignee Bank's pro rata share of the Commitment, and to the assigning Bank, a Note evidencing the remaining balance pro rata share retained by the assigning Bank.

              (c) By executing and delivering a Commitment Assignment and Acceptance, the assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the pro rata share of the Commitment being assigned thereby free and clear of any adverse claim, the assigning Bank has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Bank has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant hereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitment Assignment and Acceptance; (iv) it will, independently and without reliance upon the Agent or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Agent to take such action and to exercise such powers under this Agreement as are delegated to the Agent by
Article 8; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

              (d) The Agent shall maintain at the Agent's office a copy of each Commitment Assignment and Acceptance delivered to it and a register for recordation of the names and addresses of the Banks and their respective pro rata shares of the Commitment. The entries in such register shall be conclusive, in the absence of manifest error, and Borrower, the Agent and the Banks may treat each Person whose name is recorded in the register as a Bank hereunder for all purposes of this Agreement. Promptly following any entry in the register, the Agent shall provide to Borrower and the Banks a revised Schedule 1.1 giving effect thereto.

              (e) Each Bank may from time to time without the consent of Borrower or the Agent grant participations to one or more banks or other financial institutions in a portion of its pro rata share of the Commitment; provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Bank hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.3 [Increased Commitment Costs], 3.4 [LIBOR Fees], 3.5 [LIBOR Costs] and 9.10 [Indemnity by Borrower], but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Bank absent the participation, and (iv) Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (v) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which
(A) increase the monetary amount of any of the Commitment, (B) extend the Expiration Date or any other date upon which any payment of money is due to the Banks or (C) reduce the rate of interest on the Advances, any fee or any other monetary amount payable to the Banks.

              (f) In the event that (i) any Person or two or more Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange

Commission under the Exchange Act), directly or indirectly of 35% or more of the common stock of a Bank, or (ii) individuals who as of the Closing Date constitute the board of directors of any Bank (the "Incumbent Board"), ceases for any reason to constitute at least a majority of the board of directors, provided that any person becoming a director subsequent to the Closing Date whose election or nomination for election by such Bank or its stockholders is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of such Bank, as contemplated in Rule 14a-11 of Regulation 14a promulgated under the Exchange Act), shall for the purposes of this Agreement be considered as though such person were a member of the Incumbent Board of such Bank, then Borrower shall have the right for a period of sixty (60) days from the date of the consummation of either of the events set forth in clause (i) or (ii) above to reallocate that Bank's commitment hereunder to another Bank consenting thereto or to replace the subject Bank with another financial institution reasonably acceptable to Agent or, if the subject Bank is the Agent, to the other Banks.

         9.9 Sharing of Setoffs. Each Bank severally agrees that if it, through the exercise of the right of setoff, banker's lien, or counterclaim against Borrower or otherwise, receives payment of the obligations due it hereunder and under the Notes that is ratably more than any other Bank, through any means, then: (a) the Bank exercising the right of setoff, banker's lien, or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Banks a participation in the obligations held by the other Banks and shall pay to the other Banks a purchase price in an amount so that the share of the obligations held by each Bank after the exercise of the right of setoff, banker's lien, or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien, or counterclaim or receipt of payment, and (b) such other adjustments and purchases of participations shall be made from time to time and shall be equitable to ensure that all of the Banks share any payment obtained in respect of the obligations ratably in accordance with each Bank's share of the obligations immediately prior to, and without taking into account, the payment, provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Bank that purchases a participation in the obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in an obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the obligation purchased; provided, however, that each Bank agrees that it shall not exercise any right of setoff, banker's lien or counterclaim without first obtaining the consent of the Majority Banks.

         9.10 Indemnity by Borrower. Borrower agrees to indemnify, save, and hold harmless the Agent and each Bank and their directors, officers, agents, attorneys, and employees (collectively, the "indemnitees") from and against: (i) any and all claims, demands, actions, or causes of action that are asserted against any indemnitee by any Person if the claim, demand, action, or cause of action arises out of or relates to a claim, demand, action or cause of action that the Person asserts or may assert against Borrower, any Affiliate of Borrower or any officer, director or shareholder of Borrower in their capacity as such, (ii) any and all claims, demands, actions or causes of action that are asserted against any indemnitee (other than by Borrower or by another indemnitee) if the claim, demand, action or cause of action arises out of or relates to the Commitment, the use of proceeds of any Advances, or the relationship of Borrower and the Banks under this Agreement or any transaction contemplated pursuant to this Agreement, (iii) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clauses (i) or (ii) above; (iv) any and all liabilities, losses, costs, or expenses (including attorneys' fees and disbursements) that any indemnitee suffers or incurs as a result of any of the foregoing; and (v) any and all claims, demands, actions or causes of action arising out of or relating to the Agent acting in reliance on telephonic instructions from a Person identifying himself as a Responsible Official of Borrower; provided, that Borrower shall have no obligation under this Section to the Agent or any Bank with respect to any of the foregoing arising out of the gross negligence or willful misconduct of the Agent or such Bank or the breach by the Agent or such Bank of this Agreement or from the transfer or disposition of any Advance by any Bank. If any claim, demand, action or cause of action is asserted against any indemnitee, such indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. If requested by Borrower in writing and so long as no Default or Event of Default shall have occurred and be continuing, such indemnitee shall in good faith contest the validity, applicability and amount of such claim, demand, action or cause of action, shall permit Borrower to participate in such contest and shall cooperate with Borrower to the extent their interests are aligned. Any indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower's written approval thereof, which approval may be withheld in Borrower's sole discretion. Any voluntary settlement by an indemnitee of such a claim or proceeding without Borrower's written approval, shall relieve Borrower of its obligation to indemnify that indemnitee with respect to such claim or proceeding. In any legal action involving more than one indemnitee, all indemnitees shall be represented by a single legal counsel unless such legal counsel determines that a defense or counterclaim is available to an indemnitee that is not available to all indemnitees and that to assert such a defense or counterclaim would create a conflict of interest, or potential conflict of interest, in which case such indemnitee shall be entitled to separate legal counsel. Any obligation or liability of Borrower to any indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all Advances and all other obligations owed to the Banks.

         9.11 Nonliability of Banks. The relationship between Borrower and the Banks is, and shall at all times remain, solely that of borrower and lenders, and the Banks and the Agent neither undertake nor assume any responsibility or duty to Borrower to review, inspect, supervise, pass judgment upon, or inform Borrower of any matter in connection with any phase of Borrower's business, operations, or condition, financial or otherwise. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to Borrower by any Banks or the Agent in connection with any such matter is for the protection of the Banks and the Agent, and neither Borrower nor any third party is entitled to rely thereon.

         9.12 Confidentiality. Each Bank agrees to use any confidential information that it may receive, directly or indirectly, from Borrower pursuant to this Agreement only for the purposes of this Agreement, and hold such confidential information in confidence, except for disclosure: (a) to Affiliates of the Bank; (b) to other Banks; (c) to legal counsel, accountants and (subject to reasonable prior notice to Borrower) other professional advisors to that Bank; (d) to regulatory officials having jurisdiction over that Bank; (e) as required by Law or legal process or in connection with any legal proceeding to which that Bank and Borrower are adverse parties; and (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Bank's interests hereunder or a participation interest in its Advances, provided that such disclosure to such financial institution is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential and so designated in writing by Borrower, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Bank, and (iii) information previously disclosed by Borrower to any Person not associated with Borrower without a written confidentiality agreement substantially similar to this section. Nothing in this section shall be construed to create or give rise to any fiduciary duty on the part of the Agent or the Banks to Borrower.

         9.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Agent and the Banks in connection with the Commitment, and is made for the sole benefit of Borrower, the Agent and the Banks, and the Agent's and the Bank's successors and assigns. Except as provided in Sections 9.8 and 9.10, no other Person shall have any rights of any nature hereunder or by reason hereof.

         9.14 Right of Setoff - Deposit Accounts. Upon the occurrence of an Event of Default and the acceleration of maturity of the principal indebtedness of the Advances pursuant to Section 7.2, Borrower hereby specifically authorizes each Bank (subject to the approval of the Majority Banks) in which Borrower or any of its Subsidiaries maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any obligations owed to the Banks against such deposit account or certificate of deposit without prior notice to Borrower or such Subsidiary (which notice is hereby waived) whether or not such deposit account or certificate of deposit has then matured. Nothing in this section shall limit or restrict the exercise by a Bank of any right to setoff or banker's lien under applicable Law, subject to the approval of the Majority Banks. Borrower further hereby grants to the Banks a security interest in all present and future "deposit accounts" (as such term is defined in California Commercial Code
Section 9105(i)(e)) of Borrower held in any of the Banks and any proceeds thereof to secure the obligations and, upon the occurrence of an Event of Default and the acceleration of maturity of the principal indebtedness of the Advances pursuant to Section 7.2, each Bank may (subject to the approval of the Majority Banks) exercise its rights under Article 9 of the Uniform Commercial Code with respect thereto.

         9.15 Further Assurances. Borrower shall, at its expense and without expense to the Banks or the Agent, do, execute, and deliver such further acts and documents as any Bank or the Agent from time to time reasonably requires for the assuring and confirming unto the Banks or the Agent the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

         9.16 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements (including, without limitation, the Prior Credit Agreement), written or oral, on the subject matter hereof except as expressly provided herein to the contrary. The initial draft of the Loan Documents was prepared by counsel for Agent, and fully reviewed by Borrower and its counsel. Borrower and its counsel have negotiated certain revisions and cooperated in the preparation of the final Loan Documents. Hence, the Loan Documents shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof.

         9.17 Governing Law. The Loan Documents shall be governed by, and construed and enforced in accordance with, the Laws of California.

         9.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Banking Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Agent hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Banking Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent in the Agreement Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the applicable Loan Party (or to any other Person who may be entitled thereto under applicable law).

         9.19 Choice of Forum. Except as otherwise expressly provided in any Loan Document, the parties hereto and thereto agree and intend that the proper and exclusive forum for any litigation of any disputes or controversies arising out of or related to the Loan Documents shall be the Superior Court of the State of California for the County of Los Angeles. Each Party to any Loan Document hereby expressly waives any defense or objection to jurisdiction or venue based on the doctrine of forum non conveniens, and stipulates that the Superior Court of the State of California for the County of Los Angeles shall have in personam jurisdiction and venue over such Party for the purpose of litigating any dispute or controversy arising out of or related to the Loan Documents. In the event any party commences or maintains any action or proceeding arising out of or related to the Loan Documents in a forum other than the Superior Court of the State of California for the County of Los Angeles, any party shall be entitled to request the dismissal or stay of such action or proceeding, and each party stipulates that such action or proceeding shall be dismissed or stayed.

         9.20 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         9.21 Headings. Article and section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

         9.22 Time of the Essence. Time is of the essence of the Loan Documents.

         9.23 Conflict in Loan Documents. To the extent there is any actual irreconcilable conflict between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall prevail.

         9.24 PURPORTED ORAL AMENDMENTS. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 9.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION
9.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OR THE OTHER LOAN DOCUMENTS.

         9.25 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         9.26 Termination of Prior Credit Agreement. The Borrower, the Agent and the Banks party to the Prior Credit Agreement hereby agree that the commitments under the Prior Credit Agreement are terminated as of the Closing Date. The Borrower agrees to pay in full all principal, accrued interest, fees and other amounts outstanding under the Prior Credit Agreement on the Closing Date. Subject to Section 3.18 of the Prior Credit Agreement, upon payment in full of such amounts, any and all obligations of the Borrower under the Prior Credit Agreement will have been paid, satisfied and discharged in full; provided, however, that to the extent that any payments made under the Prior Credit Agreement shall be subsequently invalidated, declared to be fraudulent, a fraudulent conveyance, or preferential, set aside and/or required to be repaid to a trustee, receiver, debtor in possession, or any other party, then to the extent of such payment, the obligations which were intended to be satisfied shall be revived and continue in full force and effect, as if such payment had never been received by such person. Amounts repaid to the banks under the Prior Credit Agreement that are borrowed from the Banks under this Agreement on the Closing Date may, as among the Banks, be netted such that amounts funded on the Closing Date hereunder by any Bank which is funding more than it is being repaid under the Prior Credit Agreement may be applied to partially repay amounts owing to any Bank which is owed more under the Prior Credit Agreement that the amount it is funding hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                    BORROWER:

                                    FURON COMPANY


                                    By:  /S/J. MICHAEL HAGAN
                                         -------------------------
                                            J. Michael Hagan

                                      Its CHAIRMAN OF THE BOARD
                                              OF DIRECTORS


                                    By:  /S/MONTY A. HOUDESHELL
                                         -------------------------
                                           Monty A. Houdeshell
                                      Its VICE-PRESIDENT and CHIEF
                                           FINANCIAL  OFFICER

                                    Borrower's address for notices:

                                    Furon Company
                                    29982 Ivy Glenn Drive
                                    Laguna Niguel, California  92677
                                    Attn:  Chief Financial Officer
                                    Telephone:  (714) 831-5350
                                    Telecopier:  (714) 643-1548

                                    with a copy of a notice pursuant to Section
                                    7 to:

                                    Furon Company
                                    29982 Ivy Glenn Drive Laguna
                                    Niguel, California 92677
                                    Attn:  General Counsel

                                    BANK OF AMERICA NATIONAL TRUST AND
                                    SAVINGS ASSOCIATION, as Agent

                                    By:  /S/PEGGY FUJIMOTO
                                         -------------------------
                                             Peggy Fujimoto
                                             Vice President

(Signatures continue)

                                    Address for notices:

                                    BANK OF AMERICA NATIONAL TRUST AND
                                    SAVINGS ASSOCIATION

                                    Agency Management Services
                                    1455 Market Street, 12th Floor
                                    San Francisco, CA 94103
                                    Telephone: (415) 436-3310
                                    Telecopier: (415) 436-2700
                                    Attention:  Peggy Fujimoto
                                                Vice President

                                    BANK OF AMERICA NATIONAL TRUST AND
                                    SAVINGS ASSOCIATION, as a Bank


                                    By:  /S/GINA M. WEST
                                         -------------------------
                                            Vice President

                                    Address for notices:

                                    BANK OF AMERICA NATIONAL TRUST AND
                                    SAVINGS ASSOCIATION

                                    Credit Products #5618
                                    555 South Flower Street, 11th Floor
                                    Los Angeles, CA 90071
                                    Attention:  Gina West
                                                Vice President
                                    Telephone: (213) 228-6400
                                    Telecopier: (213) 623-1959


                                    THE BANK OF NEW  YORK

                                    By:  /S/REBECCA K. LEVINE
                                         -------------------------
                                    Its:

                                    Address for Notices:

                                    THE BANK OF NEW YORK One Wall
                                    Street, 22nd Floor New York,
                                    NY 10286

                                    with a copy to:

                                    THE BANK OF NEW YORK
                                    10990 Wilshire Blvd., Suite 1700
                                    Los Angeles, CA 90024
                                    Attention:  Rebecca Levine
                                    Telephone:  (310) 996-8650
                                    Telecopier:  (310) 996-8667

                                    BANK ONE, COLUMBUS, NATIONAL ASSOCIATION

                                    By:  /S/JEAN PORE
                                         -------------------------
                                    Its:

                                    Address for Notices:

                                    BANK ONE, COLUMBUS, NATIONAL ASSOCIATION
                                    Large Corporate
                                    100 East Broad Street
                                    Columbus, OH 43271-0209
                                    Attention:  Jean Pore
                                    Telephone:  (614) 248-5810
                                    Telecopier:  (614) 248-5518


                                    ABN AMRO BANK NV

                                    By:  /S/ELLEN M. COLEMAN
                                         -------------------------
                                    Its:

                                    By:  /S/MATTHEW S. THOMSON
                                         -------------------------
                                    Its:

                                    Address for Notices:

                                    300 S. Grand Avenue, Suite 1115
                                    Los Angeles, CA 90071
                                    Attention:  John Miller
                                    Telephone:  (213) 687-2072
                                    Telecopier:  (213) 687-2061

                                                                    SCHEDULE 1.1

                                   COMMITMENTS

         Bank                      Commitment                Pro Rata Share
         ----                      ----------                --------------
Bank of America National          $ 33,000,000                       33%
 Trust and Savings
 Association



The Bank of New York                25,000,000                       25%



Bank One, Columbus,
National Association                25,000,000                       25%



ABN AMRO Bank NV                    17,000,000                       17%
                                  ============                      ===


TOTAL                             $100,000,000                      100%

                                                                    SCHEDULE 4.9

                            FURON COMPANY SIGNIFICANT
                         AND CERTAIN OTHER SUBSIDIARIES
                                October 30, 1995

                                                            State or Other
                                                            Jurisdiction of
                                                            Incorporation or
Name of Subsidiary*                                         Organization
-------------------                                         ----------------
Bunnell Plastics. Inc.                                      New Jersey

CHR Industries, Inc.                                        Connecticut

Dixon Industries Corporation                                Rhode Island

Fluorocarbon Components, Inc.                               New York

Fluorocarbon Foreign Sales Corporation                      Barbados

Furon B.V.                                                  Netherlands

Furon Europe, S.A.                                          Belgium

Furon Limited                                               England

Furon Seals N.V./S.A.                                       Belgium

Furon S.A.                                                  Belgium

Furon S.A.R.I.                                              France

Sepco Corporation                                           California


---------------------
    * Each of Furon Company's domestic subsidiaries is a general business corporation with a wholly owned domestic subsidiary.

                                                                   SCHEDULE 4.10

                            ERISA PLANS SPONSORED BY
                                  FURON COMPANY
                                October 30, 1995

Plan Name                                                       Plan #
---------                                                       ------
The Furon Employees'
  Profit-Sharing-Retirement Plan                                  001

The Group Welfare Benefits Plan for
  Employees of the Furon Company                                  510

The Furon Company Employee
  Stock Ownership Plan                                            016

                                                                   SCHEDULE 5.11

                       LIENS INCLUDING CAPITALIZED LEASES

                                October 30, 1995

CAPITALIZED LEASES

                     Inception         Terms            Monthly
Description             Date          (Months)          Payment
-----------          ---------        --------          -------
None



LIST OF LIENS

                                        Original       Current
Payee               Security            Balance        Balance
-----               --------            --------       -------

None

                                                                   SCHEDULE 5.20

                              LIST OF INDEBTEDNESS

                                October 30, 1995

                          Total             Current          Long Term
(In thousands)          Principal           Portion          Portion
--------------          ---------           -------          ---------

None

                                                                       EXHIBIT A

                             FORM OF PROMISSORY NOTE

$_______________                                                October 30, 1995
                                                         Los Angeles, California


         FOR VALUE RECEIVED, the undersigned promises to pay to the order of __________________________________________________________ (the "Bank") the
principal amount of ____________________________________ ($________________), or
so much thereof as may be advanced hereunder from time to time, payable as hereinafter set forth. The undersigned promises to pay interest on the principal amount hereof remaining unpaid from time to time from the date hereof until the date of payment in full, payable as hereinafter set forth.

         Reference is made to the Credit Agreement dated as of October 30, 1995, among the undersigned, as Borrower, the Banks that are parties thereto, and Bank of America National Trust and Savings Association, as the Agent (the "Credit Agreement"). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Credit Agreement. This is one of the Notes referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privilege provided for in the Credit Agreement as originally executed or as it may from time to time be supplemented, modified or amended. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

         The principal indebtedness evidenced by this Note shall be payable in installments as provided in the Credit Agreement.

         Interest shall be payable on the outstanding daily unpaid principal amount of each Advance hereunder from the date thereof until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both


                                     A - 1
                                      NOTE
before and after default and before and after maturity and judgment, with interest on overdue interest to bear interest at the rates set forth in the Credit Agreement.

         The amount of each payment hereunder shall be made to the Agent at the Agent's office, for the account of the Bank, in lawful money of the United States of America and in immediately available funds in the Applicable Currency on the dates and by the times set forth in the Credit Agreement. The Bank shall use its best efforts to keep a record of Advances made by it in connection with Loans and payments of principal with respect to this Note.

         The undersigned hereby promises to pay all costs and expense of any holder hereof incurred in collecting the undersigned's obligations hereunder or in enforcing or attempting to enforce any of any holder's rights hereunder, including attorneys' fees and disbursements and the allocated cost of inhouse counsel, whether or not an action is filed in connection therewith.

         The undersigned hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice or formality, to the fullest extent permitted by applicable laws.

         This Note shall be delivered to and accepted by the Bank, or by the Agent on its behalf, in the State of California, and shall be governed by, and construed and enforced in accordance with, the local Laws thereof.

                          FURON COMPANY, a California corporation

                          By:
                             --------------------------

                          By:
                             --------------------------

                                      A - 2
                                      NOTE

                                                                       EXHIBIT B

                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT


         This COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Assignment and Acceptance") dated as of __________, 199__ is made between ______________________________ (the "Assignor") and __________________________
(the "Assignee").

                                    RECITALS

         A, The Assignor is party to that certain Credit Agreement dated as of October 30, 1995, among Furon Company ("Borrower"), the Banks that are parties thereto, and Bank of America National Trust and Savings Association, as the agent (in such capacity, the "Agent") (as extended, renewed, amended or restated from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Credit Agreement.

         B. As provided under the Credit Agreement, the Assignor has committed to making Loans to the Borrower in an aggregate amount not to exceed $__________ (the "Commitment").

         C. [The Assignor has made Loans in the aggregate principal amount of Dollar Equivalent ("USDE") $__________ to the Borrower] [No Loans are outstanding under the Credit Agreement].

         D. The Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, together with a corresponding portion of each of its outstanding Loans in an amount equal to $__________ (the "Assigned Amount") on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

                                      B - 1
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:



                                      B - 2
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

         1.      Assignment and Acceptance.

                 (a) Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) __% (the "Assignee's Percentage Share") of (A) the Commitment and the Loans of the Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

                 (b) With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under Sections 3 and 9.10 of the Credit Agreement to the extent such rights relate to the time prior to the Effective Date.

                 (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee's Commitment will be $__________.

                 (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor's Commitment will be $__________.

                                      B - 3
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

         2.      Payments.

                 (a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to USDE $__________, representing the Assignee's Pro Rata Share of the principal amount of all Loans.

                 (b) The [Assignor] [Assignee] further agrees to pay to the Agent a processing fee in the amount specified in Section 9.8(b) of the Credit Agreement.

         3.      Reallocation of Payments.

         Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment and Loans shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

         4.      Independent Credit Decision.

         The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 5.13(a) of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

         5.      Effective Date; Notices.

                                      B - 4
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

                 (a) As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance shall be __________, 199__ (the "Effective Date"); provided that the following conditions precedent have been satisfied on or before the Effective Date:

                     (i) this Assignment and Acceptance shall be executed and delivered by the Assignor and the Assignee;


                     (ii) if applicable, the consent of the Agent and the Borrower required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under Section 9.8(b)(ii) of the Credit Agreement shall have been duly obtained in writing and shall be in full force and effect as of the Effective Date;

                     (iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;

                     (iv) the processing fee referred to in Section 2(b) hereof and in Section 9.8(b) of the Credit Agreement shall have been paid to the Agent; and

                     (v) the Assignor shall have assigned and the Assignee shall have assumed a percentage equal to the Assignee's Percentage Share of the rights and obligations of the Assignor under the Credit Agreement (if such agreement exists).

                 (b) Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Borrower and the Agent for acknowledgement by the Agent, a Notice of Assignment substantially in the form attached hereto as Schedule 1.

                                      B - 5
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

    6.       Withholding Tax.

    The Assignee (a) represents and warrants to the Assignor, the Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Assignor with respect to any payments to be made to the Assignee hereunder or by the Borrower or the Agent under the Credit Agreement, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and the Borrower prior to the time that the Agent or Borrower is required to make any payment of principal, interest or fees hereunder or under the Credit Agreement, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder or under the Credit Agreement) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

                                      B - 6
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

    7.       Representations and Warranties.

             (a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

             (b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the performance or observance by the Borrower, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

             (c) The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and

                                      B - 7
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is an Eligible Assignee.

    8.       Further Assurances.

    The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Borrower or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.

    9.       Miscellaneous.

             (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

                                      B - 8
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

             (b) All payments made hereunder shall be made without any set-off or counterclaim.

             (c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

             (d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

             (e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in California over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such California State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

             (f) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

             [Other provisions to be added as may be negotiated between the Assignor and the Assignee, provided that such provisions are not inconsistent with the Credit Agreement.]

    IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

                                      B - 9
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

                                                      [ASSIGNOR]

                                         By:
                                            --------------------------------
                                         Title:
                                               -----------------------------


                                                      [ASSIGNEE]


                                         By:
                                            --------------------------------
                                         Title:
                                               -----------------------------


                                     B - 10
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

                                  SCHEDULE 1 TO
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

                 NOTICE OF COMMITMENT ASSIGNMENT AND ACCEPTANCE

                                                           _______________, 19__

Bank of America National Trust
  and Savings Association, as Agent
Agency Management Services #5596
1455 Market Street, 12th Floor
San Francisco, CA  94103
Attention:  Peggy Fujimoto
            Vice President

FURON COMPANY
29982 Ivy Glenn Drive
Laguna Niguel, California  92677
Attention:  Chief Financial Officer

Ladies and Gentlemen:

         We refer to that certain Credit Agreement dated as of October 30, 1995, among Furon Company ("Borrower"), the Banks that are parties thereto, and Bank of America National Trust and Savings Association, as the agent (in such capacity, the Agent") (as extended, renewed, amended or restated from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Credit Agreement.

         1. We hereby give you notice of, and request your consent to, the assignment by __________________ (the "Assignor") to _______________ (the
"Assignee") of _____% of the right, title and interest of the Assignor in and to the Credit Agreement (including, without limitation, all related rights, title and interest of the Assignor in and to the Commitment of the Assignor so assigned and all outstanding Loans made by the Assignor so assigned) pursuant to the Commitment Assignment and Acceptance Agreement attached hereto (the "Commitment Assignment and

                                     B - 11
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

Acceptance"). Before giving effect to such assignment the Assignor's Commitment is $ ___________ and the aggregate amount of its outstanding Loans and L/C Borrowings is USDE $___________.

         2. The Assignee agrees that, upon receiving the consent of the Agent and, if applicable, Borrower to such assignment, the Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if the Assignee were the Bank originally holding such interest in the Credit Agreement.

         3. The following administrative details apply to the Assignee:

                 (A)      Notice Address:

                          Assignee name: __________________________
                          Address:  _______________________________
                                    _______________________________
                                    _______________________________
                          Attention:  _____________________________
                          Telephone:  (___) _______________________
                          Telecopier:  (___) ______________________
                          Telex (Answerback):  ____________________

                 (B)      Payment Instructions:

                          Account No.:  ___________________________
                                  At:   ___________________________
                                        ___________________________
                                        ___________________________
                          Reference:    ___________________________
                          Attention:    ___________________________

         4. You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

         IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

                                     B - 12
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

                                             Very truly yours,

                                             [NAME OF ASSIGNOR]

                                             By:
                                                ----------------------------
                                             Title:
                                                   -------------------------

                                             [NAME OF ASSIGNEE]


                                             By:
                                                ----------------------------

                                             Title:
                                                   -------------------------

(Signatures continue)

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

FURON COMPANY


By:
   -------------------------------
Title:
      ----------------------------

BANK OF AMERICA NATIONAL TRUST AND
  SAVINGS ASSOCIATION, as Agent

By:
   -------------------------------
        Vice President

                                     B - 13
                 COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

                                                                       EXHIBIT C

                             COMPLIANCE CERTIFICATE

                 1. This Compliance Certificate ("Certificate") is executed and delivered by Borrower to Agent pursuant to that certain Credit Agreement ("Agreement") dated as of October 30, 1995, entered into by Borrower, the Banks that are parties thereto, and Bank of America National Trust and Savings Association, as the Agent. Any terms used herein and not defined herein shall have the meanings defined in the Agreement.

                 2. The information in this Certificate is for the fiscal period beginning ________________, ____ and ending ________________, ____ (the
"Relevant Date"). Except as otherwise expressly noted herein, all information contained herein and all certifications made herein are as of the Relevant
Date.

                 3. A review of the activities of Borrower during the fiscal period beginning ________________, ____ and ending on the Relevant Date has been made under the supervision of the undersigned Responsible Official with a view to determining whether during that fiscal period Borrower performed and observed all Obligations.

                 4. To the best knowledge of the undersigned Responsible Official, during the fiscal period beginning and ending on the Relevant Date, Borrower performed and observed each of the covenants and Obligations under the Credit Documents, and no Default or Event of Default has occurred or is continuing except (a) those failures to perform and observe covenants and Obligations and those Defaults and Events of Defaults noted in a prior Compliance Certificate; (b) those failures to perform or observe a covenant or Obligation which are set forth in the attached statement describing the nature and status of each such failure and the actions Borrower is taking or proposes to take with respect to each such failure; and (c) those defaults and Events of Default which are set forth in the attached statement

                                      C - 1
                             COMPLIANCE CERTIFICATE
describing the nature and status of each such Default or Event of Default and the actions Borrower is taking or proposes to take with respect to each such Default or Event of Default.

                 5. To the best knowledge of the undersigned, no circumstance or event has occurred which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Credit Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of Borrower or to the prospects of Borrower, (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower to perform its Obligations or (d) materially impairs or could reasonably be expected to materially impair the ability of the Banks to enforce their legal remedies pursuant to the Credit Documents since the date of the last Compliance Certificate, except as noted herein. If any such circumstance or event has occurred, a statement describing each such change in reasonable detail is attached.

                 6. To the best knowledge of the undersigned, the financial statements attached hereto as Exhibit "A" fairly present the financial condition, results of operations and changes in financial position of Borrower in accordance with Generally Accepted Accounting Principles, consistently applied (other than, with respect to any financial statements for the period of a calendar month, any requirements for footnote disclosures), as at the date and for such periods reflected by such financial statements (subject to year-end accruals and audit adjustments for statements as of any date other than year-end).

                 7. To the best knowledge of the undersigned, the certificate attached hereto as Exhibit "B" is true and correct.

                 8. This Certificate is executed by a Senior Officer of Borrower.

                                 BORROWER:


                                 FURON COMPANY, a California corporation


                                      C - 2
                             COMPLIANCE CERTIFICATE

                                     By:
                                        -----------------------------
                                              Senior Officer

                                        -----------------------------
                                          Printed Name of Signer

                                        -----------------------------
                                              Title of Signer


                                      C - 3
                             COMPLIANCE CERTIFICATE

                       EXHIBIT A TO COMPLIANCE CERTIFICATE


                        [BORROWER'S FINANCIAL STATEMENTS]


                                      C - 4
                             COMPLIANCE CERTIFICATE

                       EXHIBIT B TO COMPLIANCE CERTIFICATE


                                  FURON COMPANY
                         SELECTED FINANCIAL CALCULATIONS
                   FOR THE PERIOD ENDED _______________, ____

                 Capitalized terms used herein shall have the meanings set forth in the Credit Agreement dated as of October 30, 1995 (the "Credit Agreement") among Furon Company ("Borrower"), the Banks named therein, and Bank of America National Trust and Savings Association, as agent ("Agent"). Section references herein relate to the section of the Credit Agreement. The following calculations are selected items from the Credit Agreement and are no way intended to limit the scope of the Compliance Certificate.

A.       Consolidated Tangible Effective Net Worth (Section 5.7):

         1.      Actual Consolidated Tangible
                 Effective Net Worth:

                 (a)      Shareholders Equity                    _______________

                 (b)      Intangible Assets                      _______________

                 (c)      Actual Consolidated Tangible
                          Effective Net Worth (Line (a)-(b))     _______________

         2.      Required Consolidated Tangible
                 Effective Net Worth:

                 (a)      50% of Positive Consolidated
                          Net Income earned since
                          July 29, 1995                          _______________

                 (b)      50% of net proceeds from
                          equities                               _______________

                 (c)      Adjusted Consolidated Tangible
                          Effective Net Worth:


                                      C - 5
                             COMPLIANCE CERTIFICATE

                          Consolidated Tangible Effective
                          Net Worth as of July 29, 1995,
                          adjusted on a pro forma basis as
                          if the Fluorglas Acquisition, if
                          completed, had been completed on
                          July 29, 1995                          _______________

                 (d)      Line (c) times 80%                     _______________

                 (e)      Required Consolidated Tangible
                          Effective Net Worth (Lines (a)+
                          (b)+(d))                               _______________

B.       Leverage Ratio (Section 5.8):

         1.      Funded Debt                                     _______________

         2.      Consolidated EBITDA:

                 (a)      Consolidated Net Income for the
                          fiscal quarter last ended
                          and the three immediately
                          preceding fiscal quarters
                          (total for the four periods)           _______________


                                      C - 6
                             COMPLIANCE CERTIFICATE

                 (b)      Interest expense for period:           _______________

                 (c)      Taxes on Consolidated Net
                          Income for period:                     _______________

                 (d)      Extraordinary losses                   _______________

                 (e)      Depreciation and amortization
                           for period:                           _______________

                 (f)      Extraordinary gains                    _______________

                 (g)      Consolidated EBITDA
                          (Lines (a)+(b)+(c)+(d)+(e)-(f)):       _______________

         C.      Leverage Ratio (Line B1 divided
                 by Line 2(g)):
                 ________ to 1

         D.      Maximum Permitted Leverage Ratio:                        3 to 1


C.       Fixed Charge Coverage Ratio (Section 5.10):

         1.      (a)      Consolidated EBITDA (Line B.2(g))      _______________

                 (b)      Rental expense                         _______________

                 (c)      Capital Expenditures                   _______________

                 (d)      Lines (a)+(b)-(c)                      _______________

         2.      (a)      Scheduled principal payments
                          on any Indebtedness                    _______________

                 (b)      Interest expense for such
                          period                                 _______________


                                      C - 7
                             COMPLIANCE CERTIFICATE

                 (c)      Rental expense                         _______________

                 (d)      Lines (a)+(b)+(c)                      _______________

         3.      Fixed Charge Coverage (Item 1(d)
                 divided by 2(d))                                _______________

         4.      Minimum Fixed Charge Coverage
                 Ratio:                                          1.50 to 1.00

D.       Indebtedness, Including Guaranties (Section 5.21):

         1.      Aggregate Indebtedness for
                 the purchase of real property
                 (not to exceed $7,000,000)                      _______________

         2.      Aggregate Indebtedness with
                 respect to any commercial or
                 standby letters of credit
                 (not to exceed $7,000,000)                      _______________

         3.      Capitalized leases (not to
                 exceed $5,000,000)                              _______________

         4.      Aggregate Indebtedness with
                 respect to any guaranties
                 (not to exceed $5,000,000)                      _______________

         5.      Senior unsecured Indebtedness
                 (not to exceed $50,000,000)                     _______________

                 To the best knowledge of the undersigned Senior Officer of Furon Company, the information contained herein is true and correct.

                                            FURON COMPANY

                                            By:___________________________
                                            Name:_________________________


                                      C - 8
                             COMPLIANCE CERTIFICATE

                                            Title:________________________



                                      C - 9
                             COMPLIANCE CERTIFICATE

                                                                       EXHIBIT D

                                REQUEST FOR LOAN


         1. This REQUEST FOR LOAN is executed and delivered by Borrower to Bank of America National Trust and Savings Association, as the Agent, pursuant to the Credit Agreement (the "Agreement") dated as of October 30, 1995, entered into by Borrower, the Agent and the Banks therein named. Any terms used herein and not defined herein shall have the meanings defined in the Agreement.

         2. Borrower hereby requests that the Banks make or continue to make an Advance for the account of Borrower pursuant to the Agreement, as follows:

                 (a)      Amount and Applicable Currency of Advance:
                          /$//__/ _________________.

                 (b)      Date of Advance to be made or continued:
                          _____________________, 19__.

                 (c)      Type of Loan (check one box only):

                          / /     Base Rate Loan

                          / /     LIBOR Rate Loan with a ____-month LIBOR Period

                 (d)      This is a (check one box only):

                          / /     New Advance

                          / /     Continuation of an outstanding Advance


                                      D - 1
                                REQUEST FOR LOAN

         3. This Request for Loan is executed on ________________, 199_, by a Responsible Official of Borrower, on behalf of Borrower. The undersigned, in such capacity, hereby certifies each and every matter contained herein to be true and correct.

                                  FURON COMPANY

                                  By:__________________________
                                  Its:_________________________


                                      D - 2
                                REQUEST FOR LOAN

                                                                       EXHIBIT E

                               OPINION OF COUNSEL

                                                                October 30, 1995

Bank of America National Trust
and Savings Association, As Agent
1455 Market Street, 12th Floor
San Francisco, CA 94103
          and
the Banks listed on Annex I hereto

Re: Credit Agreement Between Furon Company, Bank of America National Trust and Savings Association, as the Agent, and the Banks named therein

Gentlemen:

         This opinion is being delivered to you pursuant to Section 6.1(f) of that certain Credit Agreement, dated as of October 30, 1995 (the "Agreement"), between Furon Company, a California corporation, as Borrower, Bank of America National Trust and Savings Association, as the Agent, and the Banks named therein. Terms not otherwise defined herein shall have the meanings defined for such terms in the Agreement.

         I am the ____________________ of the Borrower and have made such investigations of fact and law, obtained such certificates of Responsible Officials of Borrower and of public officials, and done such other things as I have deemed necessary for the purpose of this opinion. I have examined originals, or copies identified to my satisfaction as being true copies, of the Agreement and the other Loan Documents.

                                      E - 1
                               OPINION OF COUNSEL

Bank of America National Trust
and Savings Association and
Banks listed on Annex I hereto
October __, 1995
Page 2



         Based on the foregoing and in reliance thereon, I am of the opinion that:

         (i) Each of Borrower and its material Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is dully qualified to transact business in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure so to qualify would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

         (ii) Borrower has all requisite corporate power and corporate authority to conduct its business, to own and lease its properties and to execute, deliver and perform all of its obligations under the Credit Documents.

         (iii) To the best of my knowledge the execution, delivery and performance by Borrower of each of the Credit Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Borrower and do not (a) require any consent or approval not heretofore obtained of any Person, (b) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Borrower, (c) violate any provisions of any material law (including, without limitation, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System) or order, writ, judgment, injunction or decree presently in effect and having applicability to Borrower or (d) violate or result in a breach of any material agreement to which Borrower is a party.

         (iv) No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, or


                                      E - 2
                               OPINION OF COUNSEL

Bank of America National Trust
and Savings Association and
Banks listed on Annex I hereto
October __, 1995
Page 3



exemption from any of the foregoing from, any Governmental Agency is required to authorize or permit under applicable law the execution, delivery and performance by Borrower of the Credit Documents to which it is a Party.

         (v) Each of the Credit Documents to which Borrower is a Party has been duly executed and delivered and constitutes the valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization moratorium or similar laws affecting creditor's right generally. I advise you that the enforceability of the Agreement is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance of injunctive relief, regardless of whether considered in a proceeding in equity or at law.

         (vi) To the best of my knowledge there are no actions, suits or proceedings pending or threatened against or affecting Borrower or any property of Borrower in any court or before any Governmental Agency except where any such action, suit or proceeding should not have a material adverse effect on the consolidated financial conditions of the Borrower and its Subsidiaries, taken as a whole.

        (vii) Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" or "margin security" within the meanings of Regulations G, T, U or X, respectively, of the Board of Governors of the Federal Reserve System.

                                      E - 3
                               OPINION OF COUNSEL

Bank of America National Trust
and Savings Association and
Banks listed on Annex I hereto
October __, 1995
Page 4



         My opinions above as to compliance with certain statutes, rules and regulations are based upon a review of those statutes, rules and regulations which in my experience are normally applicable to transactions of the type contemplated by the Loan Documents, and statutes, rules and regulations applicable to corporations conducting businesses similar to Borrower.

         I have assumed the genuineness of all signatures (other than those of the Borrower), the authenticity of all items submitted to me as originals, and the conformity with originals of all items submitted to me as copies and the due authority of all persons executing the same. I have also assumed the due authorization, execution and delivery by you and the Banks of the Agreement, the valid and binding nature of the Agreement as to you and the Banks and the due authorization, execution and delivery by you and the Banks of all other agreements required by the Agreement to be delivered by you and the Banks on or prior to the Closing Date.

         I am a member of the bar of the State of California and do not express any opinion as to laws other than those of the United States and the State of California. This opinion is rendered as of the date hereof and I disclaim any undertaking or obligation to advise you of changes which may thereafter effect the matters covered herein.

         This opinion is rendered to you in connection with the transactions referred to herein and may not be relied on by any other Person (other than permitted assignees or participants or successors in interest of any Bank) or by you in any other context. This opinion may not be quoted nor may copies hereof be furnished to any other Person without the prior written consent of the undersigned, except that you may furnish a copy hereof (a) to your independent auditors and attorneys, (b) to any

                                      E - 4
                               OPINION OF COUNSEL

Bank of America National Trust
and Savings Association and
Banks listed on Annex I hereto
October __, 1995
Page 5



Governmental Agency or authority having regulatory jurisdiction over you, (c) pursuant to order or legal process of any court of Governmental Agency or authority, (d) in connection with any legal action to which you are a party arising out of the transactions referred to above or (e) to a financial institution in connection with a proposed assignment of your interest.

                                  Respectfully submitted,


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                               OPINION OF COUNSEL

                                     ANNEX I


Bank of America National Trust and Savings Association
The Bank of New York
Bank One, Columbus, National Association
ABN AMRO Bank, NV


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                               OPINION OF COUNSEL

================================================================================
--------------------------------------------------------------------------------


                                CREDIT AGREEMENT


                          DATED AS OF OCTOBER 30, 1995


                                      AMONG


                                  FURON COMPANY



                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                                    AS AGENT


                                       AND


                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                                   ARRANGED BY

[BANK OF AMERICA LOGO]        BA SECURITIES, INC.
--------------------------------------------------------------------------------

================================================================================

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                               OPINION OF COUNSEL

                               TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
ARTICLE I
DEFINITIONS, ACCOUNTING TERMS AND EXHIBITS  . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1       Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2       Use of Defined Term  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         1.3       Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         1.4       Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . . . .  16
         1.5       Rounding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         1.6       Currency Equivalents Generally . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 2
LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.1       General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.2       Loan Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.3       Procedure for Borrowing. . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.4       Conversion and Continuation Elections  . . . . . . . . . . . . . . . . .  19
         2.5       The Swing Line . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.6       Commitment Reductions  . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.7       Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.8       Loan Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.9       Involuntary Termination of Commitment Upon Change In Control . . . . . .  24

ARTICLE 3
PAYMENTS; FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.1       Principal and Interest . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.2       Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.3       Increased Commitment Costs . . . . . . . . . . . . . . . . . . . . . . .  27
         3.4       LIBOR Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.5       LIBOR Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.6       Special LIBOR Circumstances  . . . . . . . . . . . . . . . . . . . . . .  29
         3.7       Capital Requirements . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.8       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.9       Late Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.10      Computation of Interest and Fees . . . . . . . . . . . . . . . . . . . .  30


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
         3.11      Holidays . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.12      Payment Free of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.13      Funding Sources  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.14      Failure to Charge Not Subsequent Waiver  . . . . . . . . . . . . . . . .  31
         3.15      Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.16      Time and Place of Payments: Evidence Payments  . . . . . . . . . . . . .  31
         3.17      Agent's Right to Assume Payments Will Be Made  . . . . . . . . . . . . .  32
         3.18      Applications of Payments . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.19      Survivability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BORROWER  . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.1       Incorporation, Qualification, Powers and Stock . . . . . . . . . . . . .  33
         4.2       Execution, Delivery and Performance of Loan Documents  . . . . . . . . .  33
         4.3       Compliance With Laws and Other Requirements  . . . . . . . . . . . . . .  34
         4.4       Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         4.5       No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . .  35
         4.6       Tax Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         4.7       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         4.8       No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.9       Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.10      ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.11      Regulations G, T, U and X  . . . . . . . . . . . . . . . . . . . . . . .  37
         4.12      Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         4.13      Disclosure of Material Facts . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 5
COVENANTS OF BORROWER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.1       Limitations on Business Activity . . . . . . . . . . . . . . . . . . . .  37
         5.2       Maintenance of Corporate Existence, Property, Insurance, Etc . . . . . .  37
         5.3       Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . .  38
         5.4       Compliance with Agreements, Duties and Obligations . . . . . . . . . . .  39
         5.5       Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.6       Mergers and Sale of Assets . . . . . . . . . . . . . . . . . . . . . . .  39
         5.7       Consolidated Tangible Effective Net Worth  . . . . . . . . . . . . . . .  40
         5.8       Leverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.9       Fixed Charge Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . .  40
         5.10      Restricted Payments. . . . . . . . . . . . . . . . . . . . . . . . . . .  40

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

         5.11      Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.12      Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.13      Financial and Business Information . . . . . . . . . . . . . . . . . . .  41
         5.14      Maintenance of Corporate Structure . . . . . . . . . . . . . . . . . . .  43
         5.15      Maintenance of Fiscal Year . . . . . . . . . . . . . . . . . . . . . . .  43
         5.16      Disclosure of Material Litigation  . . . . . . . . . . . . . . . . . . .  43
         5.17      ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.18      Payment or Prepayment of Indebtedness  . . . . . . . . . . . . . . . . .  44
         5.19      Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.20      Disposition of Assets. . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.21      Indebtedness, Including Guaranties . . . . . . . . . . . . . . . . . . .  45
         5.22      Transfers Among Affiliates . . . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE 6
CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.1       First Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.2       Any Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE 7
EVENTS OF DEFAULT AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         7.1       Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         7.2       Remedies Upon Event of Default . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE 8
THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         8.1       Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . .  51
         8.2       Agent and Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         8.3       Banks' Credit Decisions  . . . . . . . . . . . . . . . . . . . . . . . .  52
         8.4       Action by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         8.5       Liability of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.6       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.7       Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.8       No Obligations of Borrower . . . . . . . . . . . . . . . . . . . . . . .  56

ARTICLE 9
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.1       Cumulative Remedies; No Waiver . . . . . . . . . . . . . . . . . . . . .  56
         9.2       Amendments; Consents . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.3       Costs, Expense and Taxes . . . . . . . . . . . . . . . . . . . . . . . .  57


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
         9.4       Nature of Banks, Obligations . . . . . . . . . . . . . . . . . . . . . .  58
         9.5       Representations and Warranties . . . . . . . . . . . . . . . . . . . . .  58
         9.6       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         9.7       Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . .  59
         9.8       Binding Effect; Assignment . . . . . . . . . . . . . . . . . . . . . . .  59
         9.9       Sharing of Setoffs . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         9.10      Indemnity by Borrower  . . . . . . . . . . . . . . . . . . . . . . . . .  62
         9.11      Nonliability of Banks  . . . . . . . . . . . . . . . . . . . . . . . . .  64
         9.12      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         9.13      No Third Parties Benefited . . . . . . . . . . . . . . . . . . . . . . .  65
         9.14      Right of Setoff - Deposit Accounts . . . . . . . . . . . . . . . . . . .  65
         9.15      Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         9.16      Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         9.17      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         9.18      Judgment Currency  . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         9.19      Choice of Forum  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         9.20      Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . .  67
         9.21      Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.22      Time of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.23      Conflict in Loan Documents . . . . . . . . . . . . . . . . . . . . . . .  67
         9.24      PURPORTED ORAL AMENDMENTS  . . . . . . . . . . . . . . . . . . . . . . .  67
         9.25      WAIVER OF RIGHT TO TRIAL BY JURY . . . . . . . . . . . . . . . . . . . .  67
         9.26      Termination of Prior Credit Agreement  . . . . . . . . . . . . . . . . .  68

EXHIBITS

A           Promissory Note
B           Commitment Assignment and Acceptance
C           Compliance Certificate
D           Request for Loan
E           Opinion of Counsel

SCHEDULES

1.1         Commitment and Pro Rata Shares
4.9         Subsidiaries
4.10        ERISA Plans
5.11        Liens Including Capitalized Liens
5.20        Existing Indebtedness

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                               OPINION OF COUNSEL